UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
________________________________________________
SCHEDULE 14A
________________________________________________
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
(Amendment No.    )
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☐	Soliciting Material Pursuant to §240.14a-12

ADVANCED ENERGY INDUSTRIES, INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held May 7, 2015
To Our Stockholders:

The 2015 Annual Meeting of Stockholders of Advanced Energy Industries, Inc. (“Advanced Energy” or the “Company”) will be held on Thursday, May 7, 2015, at 9:00 a.m. Mountain Daylight Time, at Advanced Energy’s corporate offices, 1625 Sharp Point Drive, Fort Collins, Colorado 80525. At the meeting, you will be asked to vote on the following matters:

1.	Election of seven (7) directors;

2.	Ratification of the appointment of Grant Thornton LLP as Advanced Energy’s independent registered public accounting firm for 2015;

3.	Advisory approval on the Company’s executive compensation; and

4.	Any other matters of business properly brought before the meeting.

Each of the matters 1 through 3 is described in detail in the accompanying proxy statement, dated March 13, 2015.

If you owned common stock of Advanced Energy at the close of business on Tuesday, March 10, 2015, you are entitled to receive this notice and to vote at the meeting.

All stockholders are cordially invited to attend the meeting in person. If you do not plan to attend the meeting and vote your shares of common stock in person, please authorize a proxy to vote your shares in one of the following ways:

•	Use the toll-free telephone number shown on your proxy card (this call is toll-free, if made in the United States or Canada);

•	Go to the website address shown on your proxy card and authorize a proxy via the Internet; or

•	Mark, sign, date and promptly return the enclosed proxy card in the postage-paid envelope.

Any proxy may be revoked at any time prior to its exercise at the annual meeting.

By Order of the Board of Directors,

Thomas O. McGimpsey
Executive Vice President, General Counsel & Corporate Secretary

Fort Collins, Colorado
March 13, 2015

YOUR VOTE IS IMPORTANT

Date:        March 13, 2015

To:        Our Stockholders

From:        Yuval Wasserman

Subject:        Invitation to Our 2015 Annual Meeting of Stockholders

Please come to our 2015 Annual Meeting of Stockholders to learn about Advanced Energy, what we have accomplished in the last year and our plans for 2015. The meeting will be held:

Thursday, May 7, 2015
9:00 a.m. Mountain Daylight Time
Advanced Energy’s Corporate Offices
1625 Sharp Point Drive
Fort Collins, Colorado 80525

This proxy statement describes the matters that management of Advanced Energy intends to present to the stockholders for approval at the annual meeting. Accompanying this proxy statement are Advanced Energy’s 2014 Annual Report to Stockholders and a form of proxy. All voting on matters presented at the annual meeting will be by proxy or by ballot in person, in accordance with the procedures described in this proxy statement. Instructions for voting are included in the proxy statement. Your proxy may be revoked at any time prior to the meeting in the manner described in this proxy statement.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 7, 2015:

This notice for the annual meeting, the proxy statement, the proxy card, and the 2014 Annual Report, including the Annual Report on Form 10-K are available online at: www.proxydocs.com/aeis.

Yuval Wasserman
President & Chief Executive Officer

This proxy statement and the accompanying proxy card and materials are first being sent to stockholders or made available electronically on or about March 13, 2015.

GENERAL

This proxy statement and the accompanying materials are being sent to stockholders of Advanced Energy as part of a solicitation for proxies for use at the 2015 Annual Meeting of Stockholders. The Board of Directors of Advanced Energy (the “Board of Directors” or the “Board”) is making this solicitation for proxies. By delivering the enclosed proxy card by any of the methods described on the card, you will appoint each of Yuval Wasserman and Thomas O. McGimpsey as your agent and proxy to vote your shares of common stock at the meeting. In this proxy statement, “proxy holders” refers to Messrs. Wasserman and McGimpsey in their capacities as your agents and proxies.

Advanced Energy’s principal executive offices are located at 1625 Sharp Point Drive, Fort Collins, Colorado 80525. The telephone number is (970) 221-4670.

Proposals

We intend to present three (3) proposals to the stockholders at the meeting:

1.	Election of seven (7) directors.

2.	Ratification of the appointment of Grant Thornton LLP as Advanced Energy’s independent registered public accounting firm for 2015.

3.	Advisory approval on the Company’s executive compensation.

We do not know of any other matters to be submitted to the stockholders at the meeting. If any other matters properly come before the meeting, the proxy holders intend to vote the shares they represent as the Board of Directors may recommend. The proposed corporate actions on which the stockholders are being asked to vote at the annual meeting are not corporate actions for which stockholders of a Delaware corporation have the right to exercise appraisal rights under the Delaware General Corporation Law.

Record Date and Share Ownership

If you owned shares of Advanced Energy common stock in your name as of the close of business on Tuesday, March 10, 2015, you are entitled to vote on the proposals that are presented at the meeting. On that date, which is referred to as the “record date” for the meeting, 40,809,259 shares of Advanced Energy common stock were issued and outstanding and were held by approximately 409 stockholders of record, according to the records of American Stock Transfer & Trust Company, Advanced Energy’s transfer agent.

Voting Procedures

Each share of Advanced Energy common stock that you hold entitles you to one vote on each of the proposals that are presented at the annual meeting. Each stockholder entitled to vote at the annual meeting may cast his, her or its vote in person or by proxy. To vote in person, a stockholder should attend the annual meeting with a completed proxy or, alternatively, the Company will give you a ballot to complete upon arrival at the annual meeting. To vote by mail using a proxy card, a stockholder should mark, sign, date and mail the enclosed proxy card as promptly as possible in the enclosed postage-prepaid envelope. To vote by telephone, dial (866) 390-9955 using a touch-tone phone and follow the recorded instructions. To vote via the Internet, a stockholder must go to www.proxypush.com/aeis and complete an electronic proxy card.

The inspector of the election will determine whether or not a quorum is present at the annual meeting. A quorum will be present at the meeting if a majority of the shares of common stock entitled to vote at the meeting are represented at the meeting, either by proxy or by the person who owns the shares. In the event there are not sufficient shares present for a quorum or to approve any proposals at the time of the annual meeting, the annual meeting may be adjourned in order to permit further solicitation of proxies. Advanced Energy’s transfer agent will deliver a report to the inspector of election in advance of the annual meeting, tabulating the votes cast by proxies returned to the transfer agent. The inspector of election will tabulate the final vote count, including the votes cast in person and by proxy at the meeting.

If a broker holds your shares, this proxy statement and a proxy card have been sent to the broker. You may have received this proxy statement directly from your broker, together with instructions as to how to direct the broker concerning how to vote your shares. Under the rules for Nasdaq-listed companies, brokers cannot vote on certain matters without instructions from you. If you do not give your broker instructions or discretionary authority to vote your shares on such matters and your broker returns the proxy card without voting on a proposal, your shares will be recorded as “broker non-votes” with respect to the proposals on which the broker does not vote.

Broker non-votes and abstentions will be counted as present for purposes of determining whether a quorum is present. If a quorum is present, directors will be elected by a plurality of the votes present and each of the other matters described in this proxy statement will be approved by a majority of the votes cast on the proposal. Broker non-votes and abstentions will have no effect on the outcome of any of the matters described in this proxy statement. Cumulative voting shall not be allowed in the election of directors or any of the proposals being submitted to the stockholders at the annual meeting.

The following table reflects the vote required for each proposal and the effect of broker non-votes and abstentions on the vote, assuming a quorum is present at the meeting:

Proposal	Vote Required	Effect of Broker Non-Votes and Abstentions
Election of seven (7) directors	The seven (7) nominees who receive the most votes will be elected	No effect

Ratification of the appointment of Grant Thornton LLP as Advanced Energy’s independent registered public accounting firm for 2015	Majority of the votes cast at the meeting (by proxy or in person) and voting “For” or “Against” the proposal	No effect

Advisory approval on the Company’s executive compensation	This is an advisory vote which is not binding	No effect

If any other proposals are properly presented to the stockholders at the meeting, the number of votes required for approval will depend on the nature of the proposal. Generally, under Delaware law and the By-laws of Advanced Energy, the number of votes that may be required to approve a proposal is either a majority of the shares of common stock represented at the meeting and entitled to vote, or a majority of the shares of common stock represented at the meeting and casting votes either for or against the matter being considered. The proxy card provided herewith gives discretionary authority to the proxy holders to vote on any matter not included in this proxy statement that is properly presented to the stockholders at the annual meeting.

Costs of Solicitation

Advanced Energy will bear the costs of soliciting proxies in connection with the annual meeting. In addition to soliciting your proxy by this mailing, proxies may be solicited personally or by telephone or facsimile by some of Advanced Energy’s directors, officers and employees, without additional compensation. We may reimburse our transfer agent, American Stock Transfer & Trust Company, our proxy agent, Mediant Communications, brokerage firms and other persons representing beneficial owners of Advanced Energy common stock for their expenses in sending proxies to the beneficial owners. We do not currently intend to retain a professional solicitor to assist in the solicitation of proxies, however, we may later elect to do so.

Delivery and Revocability of Proxies

In addition to the ability of our record stockholders to vote in person at the meeting, you may vote your shares either by (i) marking the enclosed proxy card and mailing it in the enclosed postage prepaid envelope, (ii) voting online at www.proxypush.com/aeis, or (iii) voting by telephone at (866) 390-9955. If you mail your proxy, please allow sufficient time for it to be received in advance of the annual meeting.

If you deliver your proxy and change your mind before the meeting, you may revoke your proxy by delivering notice to our Corporate Secretary at Advanced Energy Industries, Inc., 1625 Sharp Point Drive, Fort Collins, Colorado 80525, stating that you wish to revoke your proxy or by delivering another proxy with a later date. You may vote your shares by attending the meeting in person but, if you have delivered a proxy before the meeting, you must revoke it before the meeting begins. Attending the meeting will not automatically revoke your previously-delivered proxy.

Delivery of Documents to Stockholders Sharing an Address

If two or more stockholders share an address, Advanced Energy may send a single copy of this proxy statement and other soliciting materials, as well as the 2014 Annual Report to Stockholders, to the shared address, unless Advanced Energy has received contrary instructions from one or more of the stockholders sharing the address. If a single copy has been sent to multiple stockholders at a shared address, Advanced Energy will deliver a separate proxy card for each stockholder entitled to vote. Additionally, Advanced Energy will send an additional copy of this proxy statement, other soliciting materials and the 2014 Annual Report to Stockholders, promptly upon oral or written request by any stockholder to Investor Relations, Advanced Energy Industries, Inc., 1625 Sharp Point Drive, Fort Collins, Colorado 80525; telephone number (970) 221-4670. If any stockholders sharing an address receive multiple copies of this proxy statement, other soliciting materials and the 2014 Annual Report to Stockholders and would prefer in the future to receive only one copy, such stockholders may make such request to Investor Relations at the same address or telephone number.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

A board of seven (7) directors is to be elected at the Annual Meeting. The Board of Directors has nominated for election the persons listed below. Each nominee was recommended for reelection by our Nominating and Governance Committee. Richard P. Beck, who is currently a member of the Board, has notified the Company of his decision to retire and not stand for reelection at the Annual Meeting. Mr. Beck requested that the Board consider electing a new Chairman and after deliberation, the Board appointed Terry F. Hudgens as Chairman of the Board of Directors on February 5, 2015. Each of the nominees is currently a director of Advanced Energy. In the event that any nominee is unable to or declines to serve as a director at the time of the meeting, the proxy holders will vote in favor of a nominee designated by the Board of Directors, on recommendation by the Nominating and Governance Committee, to fill the vacancy. We are not aware of any nominee who will be unable or who will decline to serve as a director. The term of office of each person elected as a director at the meeting will continue from the end of the meeting until the next Annual Meeting of Stockholders (expected to be held in the year 2016), or until a successor has been elected and qualified or until such director’s earlier resignation or removal.

NOMINEES

Name	Age	Director Since	Principal Occupation and Business Experience
Frederick A. Ball	52	2008
Frederick A. Ball is Senior Vice President and Chief Financial Officer of Marketo, a leading provider of a cloud-based marketing platform, a position he has held since May 2011. Prior to Marketo, Mr. Ball was the Chief Financial Officer of Webroot Software, a leading provider of software security solutions, a position he had held from June 2008 to April 2011. From August 2004 to November 2007, Mr. Ball was Senior Vice President and Chief Financial Officer of BigBand Networks, a provider of digital video networking platforms. From September 2003 until May 2004, Mr. Ball served as Chief Operating Officer of CallTrex Corporation, a provider of customer service solutions. Prior to his employment with CallTrex, he was employed with Borland Software Corporation, a provider of enterprise software development solutions, from September 1999 until July 2003. Prior to his employment with Borland, Mr. Ball served as Vice President, Mergers and Acquisitions for KLA-Tencor, a supplier of process control and yield management solutions for the semiconductor and related microelectronics industries, and prior to that as its Vice President of Finance. Mr. Ball was an accountant with PricewaterhouseCoopers for over 10 years. Mr. Ball has been a director of Electro Scientific Industries, Inc., a publicly held technology company, since 2003 and is a member of its audit committee.

Name	Age	Director Since	Principal Occupation and Business Experience
Grant H. Beard	54	2014
Grant H. Beard has served as the Chairman, President and CEO of Wolverine Advanced Materials LLC since July 2012. From October 2010 to June 2012, Mr. Beard served as President and Chief Executive Officer of Constar International Inc. From February 2009 to September 2010, Mr. Beard was an Operating Partner and Principal at Anderson Group, a private equity/merchant banking group. From March 2001 to January 2009, Mr. Beard served as President and Chief Executive Officer of Trimas Corporation and served as a director from June 2002 to January 2009. From August 2000 to March 2001, Mr. Beard was President, Chief Executive Officer and Chairman of HealthMedia, Inc. From January 1996 to August 2000, he was President of the Preferred Technical Group of Dana Corporation, a manufacturer of tubular fluid routing products sold to vehicle manufacturers. He served as Vice President of Sales, Marketing and Corporate Development for Echlin, Inc., before the acquisition of Echlin by Dana in late 1998. Mr. Beard has experience at two private equity/merchant banking groups, Anderson Group and Oxford Investment Group, where he was actively involved in corporate development, strategy and operations management.

Ronald C. Foster	64	2014
Ronald C. Foster served as Chief Financial Officer and Vice President of Finance of Micron Technology, Inc. (“Micron”) from April 2008 to March 2015. Mr. Foster was appointed to that position in 2008 after serving as a member of Micron’s Board of Directors from June 2004 to April 2005. Before joining Micron, Mr. Foster was the Chief Financial Officer and Senior Vice President of FormFactor, Inc, a semiconductor wafer test equipment company. Prior to Form Factor, Inc., Mr. Foster previously served as the Chief Financial Officer for JDS Uniphase, Inc. and Novell, Inc., and in various financial and operational roles at Applied Materials, Egghead Software and Hewlett Packard. He currently serves as a director of Inotera Memories Inc. and has been a director of LUXIM Corporation. Mr. Foster holds a BA in Economics from Whitman College and an MBA from the University of Chicago.

Edward C. Grady	67	2008
Edward C. Grady is currently President and Chief Executive Officer and a director at Electro Scientific Industries, Inc. (ESI), a supplier of laser based micro fabrication systems for consumer products, semiconductor and industrial applications, having assumed the position of President and Chief Executive Officer in February 2014. He has been a member of the board of directors at ESI since 2010. He served as Chairman and Chief Executive Officer of Reel Solar, an early stage start-up company focused on low cost PV Solar panel production technology and process, from 2010 until February 2014. Mr. Grady retired in October 2007 from his position as President and Chief Executive Officer of Brooks Automation, a publicly held provider of automation solutions to the global semiconductor and other complex manufacturing industries, including clean tech and data storage. Prior to joining Brooks Automation in February 2003, he ran multiple divisions at KLA-Tencor, a publicly held process control company, and had served as Chief Executive Officer of Hoya Micro Mask Inc., a supplier of photo masks and services to the semiconductor industry. Mr. Grady began his career as an engineer for Monsanto/MEMC and, during his 14 years with the company, rose to the position of Vice President of Worldwide Sales for EPI, a division of MEMC. Mr. Grady currently serves on the board of Cimetrix, a supplier of tool control and connectivity software. Mr. Grady also served on the board of directors of Brooks Automation from 2003 to 2008, Evergreen Solar, Inc. from 2005 to 2011, and Verigy Ltd. From 2007 to 2011.

Name	Age	Director Since	Principal Occupation and Business Experience
Terry F. Hudgens	60	2010
Terry F. Hudgens was a special advisor to Iberdrola Renewables, Inc., a leading provider of renewable energy from November 2008 to December 2012. From April 2007 until his retirement in November 2008, Mr. Hudgens served as President and Chief Executive Officer of Iberdrola Renewables’ U.S. and Canadian energy businesses. Mr. Hudgens joined Iberdrola in connection with Iberdrola’s acquisition of PPM Energy, the U.S. subsidiary of Scottish Power plc, an electricity distributor and wind power producer, where he had served as President and Chief Executive Officer since May 2001. Prior to joining PPM Energy, Mr. Hudgens served in various management and operations positions with a number of utilities and energy companies, including PacifiCorp and Texaco Inc.

Thomas M. Rohrs	63	2006
Thomas M. Rohrs has served as as CEO and Chairman of the Board of Ichor Systems since June 2013 and became its Chief Executive Officer in August 2014. Previously, he was the Chief Executive Officer of Skyline Solar, a solar equipment manufacturer, from June 2010 to September 2012. Mr. Rohrs had been an advisor and consultant to a number of companies, both public and private, including renewable energy companies from February 2009 to June 2010. From April 2006 to February 2009, Mr. Rohrs served as Chief Executive Officer and Chairman of the Board of Electroglas, Inc., a then public supplier of wafer probers and software solutions for the semiconductor industry. In July 2009, Electroglas filed a voluntary petition under Chapter 11 of the U.S. Bankruptcy Code, citing the dramatic decline in semiconductor manufacturing equipment resulting from the global economic recession. In August 2009, Mr. Rohrs began serving as Interim Chief Executive Officer of Electroglas, which subsequently has sold substantially all of its assets. From December 2004 to March 2010, Mr. Rohrs served as a director of Electroglas. From 1997 to 2002, Mr. Rohrs was with Applied Materials, Inc., a semiconductor equipment company, most recently as Senior Vice President of Global Operations, and served as a member of Applied’s executive committee. Mr. Rohrs serves on the board of directors of Vignani Technologies Pvt. Ltd., an engineering services company, Intevac, Inc., a publicly held leading supplier of magnetic media processing systems, and Ichor Systems, a private technology equipment provider. Mr. Rohrs served on the board of directors of Magma Design Automation, Inc., a publicly held electronic design automation software and design services company, from July 2003 to March 2012. Mr. Rohrs served on the board of Seque Manufacturing Services, a private manufacturing services company, from 2008 to 2012. Mr. Rohrs served on the board of directors of Ultra Clean Holdings, Inc. from 2003 to 2008 and was a member of its compensation and nominating committees. Mr. Rohrs served as a director of Ion Systems, Inc., a then private electrostatic control company, from 2003 until January 2006 when Ion Systems was sold.

Name	Age	Director Since	Principal Occupation and Business Experience
Yuval Wasserman	60	2014
Mr. Wasserman has served as President & Chief Executive Officer and was appointed to the Board of Directors on October 1, 2014. Mr. Wasserman joined us in August 2007 as Senior Vice President, Sales, Marketing and Service. In October 2007, he was promoted to Executive Vice President, Sales, Marketing and Service. In April 2009, he was promoted to Executive Vice President and Chief Operating Officer of the Company and then in August 2011 he was promoted to President of the Thin Films Business Unit. Beginning in May 2002, Mr. Wasserman served as the President, and later as Chief Executive Officer, of Tevet Process Control Technologies, Inc., a semiconductor metrology company, until July 2007. Prior to that, he held senior executive and general management positions at Boxer Cross (a metrology company acquired by Applied Materials, Inc.), Fusion Systems (a plasma strip company that is a division of Axcelis Technologies, Inc.), and AG Associates (a semiconductor capital equipment company focused on rapid thermal processing). Mr. Wasserman started his career at National Semiconductor, Inc., where he held various process engineering and management positions. Mr. Wasserman joined the board of Syncroness, Inc., an outsourced engineering and product development company, in 2010. Mr. Wasserman holds a BsC in chemical engineering from Ben Gurion University in Beer Sheva, Israel.

Committee Membership
Director	Audit and Finance	Nominating and Governance	Compensation
Frederick A. Ball	x		x
Grant H. Beard	x	x
Richard P. Beck		x
Ronald C. Foster	x		x
Edward C. Grady	x	x
Terry F. Hudgens		x	x
Thomas M. Rohrs	x		x
Yuval Wasserman

The Board of Directors has determined that each of the nominees, other than Yuval Wasserman, is an “independent director” within the meaning of the Nasdaq Stock Market Rules. To be considered independent, the Board must affirmatively determine, among other things, that neither the director nor any immediate family member of the director has had any direct or indirect material relationship with the Company within the last three years. The Board of Directors has made an affirmative determination that none of the independent directors has had any relationship with Advanced Energy or with another director that would interfere with the exercise of his independent judgment in carrying out his responsibilities as a director. In making this independence determination, the Board considered the potential effects of five of our directors concurrently serving on the board of directors of a company other than Advanced Energy. The independent directors, if all of them are elected at the annual meeting, will constitute a majority of the Board of Directors. There is no family relationship amongst any of the directors and executive officers of the Company. The Company’s executive officers serve at the discretion of the Board.

Qualifications

The Board respects its responsibility to provide oversight, counseling and direction to the management of the Company in the interest and for the benefit of the stockholders. Accordingly, it seeks to be comprised of directors with diverse skills, experience, qualifications and characteristics. It is critical that directors understand the markets in which the company operates, particularly in the semiconductor capital equipment and solar equipment industries. It is equally important that, collectively, the directors have successful experience in each of the primary aspects of our business, including engineering, research and development, finance and audit, product strategy and development, customer relations, supply chain management and sales and marketing. The following are certain qualifications, experience and skills for Board members which are important to the Company’s business and its future:

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Senior Leadership Experience.  Directors who have served in senior leadership positions are important to the Company, as they bring experience and perspective in analyzing, shaping, and overseeing the execution of important operational and policy issues at a senior level. These directors’ insights and guidance, and their ability to assess and respond to situations encountered in serving on our Board, may be enhanced if their leadership experience has been developed at businesses or organizations that operated on a global scale, faced significant competition, and/or involved technology or other rapidly evolving business models.

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Public Company Board Experience.  Directors who have served on other public company boards can offer advice and insights with regard to the dynamics and operation of a board of directors; the relations of a board to the Chief Executive Officer and other management personnel; the importance of particular agenda and oversight matters; and oversight of a changing mix of strategic, operational, and compliance-related matters.

•
Industry and Technical Expertise.  Because the Company is a global leader in innovative power solutions for emerging, renewable-energy and IT markets, experience in relevant technology is useful in understanding the Company’s research and development efforts, competing technologies, the various products and processes the Company develops, the manufacturing and assembly-and-test operations and the market segments in which the Company competes.

•
Global Expertise.  Because the Company is a global organization with research and development, manufacturing, assembly and test facilities, and sales and other offices in many countries, directors with global expertise can provide a useful business and cultural perspective regarding many significant aspects of our business.

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Financial Expertise.  Knowledge of financial markets, financing and funding operations, and accounting and financial reporting processes is important because it assists the directors in understanding, advising and overseeing the Company’s capital structure, financing and investing activities, financial reporting and internal control of such activities.

Fred A. Ball brings to the Board his extensive experience in senior management, operations, finance and auditing, as he is currently the Chief Financial Officer of a leading provider of cloud-based marketing software and has served as Chief Financial Officer, Chief Operating Officer and Senior Vice President of various public and private technology companies. Mr. Ball’s greater than 10 years of experience as an accountant with PricewaterhouseCoopers also provides finance and accounting expertise. In addition, he serves on another public company board and its audit committee. Mr. Ball’s balance of experience enables him to work very productively with both the Board and senior management, particularly on strategic, finance and audit, and executive compensation matters.

Grant H. Beard brings to the Board significant management level experience together with experience in the private equity/merchant banking industry. Mr. Beard has served in various executive level positions including serving as Chairman, President and CEO of Wolverine Advanced Materials LLC since July 2012, and previously served as President and Chief Executive Officer of Constar International Inc. Mr. Beard’s experience also includes serving as Operating Partner and Principal at Anderson Group, a private equity/merchant banking group.

Ronald C. Foster brings to the Board significant knowledge and experience in the semiconductor industry. Mr. Foster served as the Chief Financial Officer and Vice President of Finance at Micron Technology, Inc., and has significant experience in executive level management positions in the semiconductor industry. Mr. Foster also brings significant experience in financial management, accounting and finance issues as he has served in the role of chief financial officer for various companies focused on the semiconductor industry.

Edward C. Grady brings to the Board his knowledge and experience in both the semiconductor capital equipment and solar equipment industries, as he has served as Chairman and Chief Executive Officer of an early stage solar equipment company, and has served as Chief Executive Officer of two companies providing services to the semiconductor industry. He shares with the Board and senior management the insight and understanding he has developed from his leadership at several companies, including in the areas of product strategy and development, service and organizational development. Mr. Grady also currently serves as President and Chief Executive Officer of a technology company supplying systems for semiconductor and industrial applications and serves on the board of other technology companies, providing cross-board experience.

Terry F. Hudgens brings to the Board a wealth of experience in the renewable energy and utility industries. He provides the Board and senior management with insight in respect of these industries, including doing business with regulated entities in the U.S. and Europe. Mr. Hudgens also brings senior leadership experience, having served as President and Chief Executive Officer of a renewable energy company, in addition to various management and operations positions with a number of utilities and energy companies.

Thomas M. Rohrs brings to the Board executive management and operations experience in the semiconductor capital equipment industry, particularly in the areas of research and development, supply chain management and product development. The Board and senior management benefit from his strategic thinking and prior involvement in the semiconductor capital equipment and solar equipment industries. Mr. Rohrs also has significant experience serving on several other public company boards, where he has been Chairman of the Board, as well as a member of the compensation and nominating committees.

Yuval Wasserman brings years of executive and management experience in the semiconductor and electronics industries, and has significant knowledge of the Company’s history and operations. Mr. Wasserman has held various executive level positions at the Company and currently serves as the Company’s President and Chief Executive Officer.

Involvement in Certain Legal Proceedings

Except as otherwise noted, during the past ten years none of the persons currently serving as executive officers and/or directors of the Company has been the subject matter of any of the following legal proceedings that are required to be disclosed pursuant to Item 401(f) of Regulation S-K including: (a) except with respect to Mr. Rohrs, as more fully described in Mr. Rohrs’ biography above, any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time; (b) any criminal convictions; (c) any order, judgment, or decree permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; (d) any finding by a court, the Securities and Exchange Commission (the “SEC”) or the Commodities Futures Trading Commission to have violated a federal or state securities or commodities law, any law or regulation respecting financial institutions or insurance companies, or any law or regulation prohibiting mail or wire fraud; or (e) any sanction or order of any self-regulatory organization or registered entity or equivalent exchange, association or entity. Further, no such legal proceedings are believed to be contemplated by governmental authorities against any director or executive officer.

Required Vote

The seven (7) nominees will be elected to the Board upon receipt of a favorable vote (FOR) of a plurality of the votes cast at the meeting. Stockholders do not have the right to cumulate their votes for the election of directors. Unless otherwise instructed, the proxy holders will vote the proxies received by them FOR each of the seven (7) nominees. Votes withheld from a nominee will be counted for purposes of determining whether a quorum is present, but will not be counted as an affirmative vote for such nominee.

The Board of Directors recommends a vote “FOR” the election of each of the nominees named above.

Director Compensation

Compensation for non-employee directors for the fiscal year ended December 31, 2014 was as follows:

•	$45,000 annual retainer paid in equal quarterly installments in July, October, February, and April;

•	An additional $50,000 annual retainer for the Chair of the Board, paid in equal quarterly installments in July, October, February, and April;

•	Annual retainer fees of $26,000, $15,000 and $10,000 for the chairs of the Audit and Finance, Compensation, and Nominating and Governance Committees, respectively;

•	Annual retainer fees of $13,000, $7,500, and $5,000 for committee members of the Audit and Finance, Compensation and Nominating and Governance Committees, respectively.

•
10,000 restricted stock units to each non-employee director upon initial election or appointment to the Board, which units vest as to 25% of the underlying shares on each annual anniversary of the grant date until fully vested on the fourth anniversary of the grant date; and

•
8,000 restricted stock units annually to each non-employee director on the date of his re-election at the annual meeting, which units vest as to 100% of the underlying shares on the anniversary of the grant date.

In February 2014, our Board of Directors adopted a Stock Ownership Policy, effective for years beginning with 2014, that requires non-employee members of the Board of Directors to own an amount of stock of the Company with a value equal to at least five times the annual retainer for Board service (exclusive of any compensation for Committee service, meeting fees, leadership roles and the like), based in each case, on the volume weighted average closing price of the Company's stock for the two fiscal years as of December 31 of the applicable year and subject to the terms in the policy. The policy provides for a phase-in period over five years to achieve the ownership goals.

The following table shows director compensation information for 2014.

2014 Director Compensation
Name	Fee Earned or Paid in Cash ($)	Stock Awards ($) (1) (2)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Frederick A. Ball	76,625	135,760	—	—	—	—	212,385
Richard P. Beck(3)	94,375	135,760	—	—	—	—	230,135
Grant H. Beard (4)	45,750	169,700	—	—	—	—	215,450
Ronald C. Foster(4)	16,375	204,200	—	—	—	—	220,575
Edward C. Grady	63,000	135,760	—	—	—	—	198,760
Terry F. Hudgens(5)	65,000	135,760	—	—	—	—	200,760
Thomas M. Rohrs	65,500	135,760	—	—	—	—	201,260
Yuval Wasserman	—	—	—	—	—	—	—
Garry Rogerson(6)	—	—	—	—	—	—	—
Douglas S. Schatz(6)	23,750	—	—	—	—	—	23,750

(1)	The amounts in this column reflect the grant date fair value of awards granted in 2014.
(2)	As of December 31, 2014: (a) for Messrs. Foster and Beard there are 10,000 outstanding RSUs; (b) for each of Messrs. Ball, Beck, Grady, Hudgens and Rohrs, there are 8,000 outstanding RSUs.
(3)
Mr. Beck notified the Board that he would not stand for reelection to the Board of Directors at the Annual Meeting of Shareholders to be held on May 7, 2015. Mr. Beck will continue as a board member until the Annual Meeting of Shareholders.

(4)	Mr. Beard was appointed to the Board effective May 7, 2014. Mr. Foster was appointed to the Board effective November 6, 2014.
(5)	Mr. Hudgens was appointed as Chairman of the Board of Directors on February 5, 2015.
(6)
Mr. Schatz elected to not stand for re-election to the Board of Directors at the Annual Meeting of Shareholders held on May 7, 2014 and ceased serving as a director on that date. Mr. Rogerson resigned from the Board effective September 30, 2014.

Board of Directors Meetings

The Board of Directors held 27 meetings in 2014. During the year, four executive sessions were held. In 2014, the Board of Directors had an Audit and Finance Committee, a Nominating and Governance Committee and a Compensation Committee. In 2014, each incumbent director attended at least 75% of the aggregate number of meetings of the Board of Directors (held during the period for which he was a director) and the committees (held during the period for which he served on such committees) on which he served.

Members of the Board of Directors are welcomed and encouraged, but not required, to attend the Company’s annual meeting of stockholders. The annual meeting held in May 2014 was attended in person or by telephone by four members of the Board of Directors.

Audit and Finance Committee

Composition and Meetings

The Company has a separately-designated standing audit committee established in accordance with section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended. The Audit and Finance Committee consists of Messrs. Ball (Chair), Beard, Foster, Grady, and Rohrs. The Board determined that each of the members of the Audit and Finance Committee is “independent” in accordance with the Nasdaq Stock Market Rules and Rule 10A-3 promulgated under the Securities Exchange Act of 1934, as amended. The Board of Directors has evaluated the credentials of Messrs. Ball, Grady, and Rohrs and determined that they are “audit committee financial experts” as defined under the rules promulgated by the SEC. The Audit and Finance Committee met eight times in 2014.

Policy on Audit and Finance Committee Approval of Audit and Permissible Non-Audit Services of the Independent Registered Public Accounting Firm

The Audit and Finance Committee approves all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit related services, tax services and other services. Approval is provided on a service-by-service basis. In 2014, the Audit and Finance Committee approved all of the audit services provided by Advanced Energy’s independent registered public accounting firm.

Audit and Finance Committee Charter and Responsibilities

The Audit and Finance Committee is governed by a written charter, which is available on our website at http://www.advanced-energy.com/en/Audit_Finance_Charter.html. The Audit and Finance Committee is responsible for, among other things:

•	selecting Advanced Energy's independent registered public accounting firm;

•	approving the scope, fees and results of the audit engagement;

•	determining the independence and evaluating the performance of Advanced Energy's independent registered public accounting firm and internal auditors;

•	approving in advance any audit and non-audit services and fees charged by the independent registered public accounting firm;

•
evaluating comments made by the independent registered public accounting firm with respect to accounting procedures and internal controls and determining whether to bring such comments to the attention of Advanced Energy's management;

•	reviewing the internal accounting procedures and controls with Advanced Energy's financial and accounting staff and approving significant changes;

•	reviewing and approving related party transactions; and

•
establishing and maintaining procedures for, and a policy of, open access to the members of the Audit and Finance Committee by the employees of and consultants to Advanced Energy to enable the employees and consultants to report to the Audit and Finance Committee concerns held by such employees and consultants regarding the financial reporting of the corporation and potential misconduct.

The Audit and Finance Committee also conducts financial reviews with Advanced Energy’s independent registered public accounting firm prior to the release of financial information in the Company’s Forms 10-K and 10-Q.

Management has primary responsibility for Advanced Energy’s financial statements and the overall reporting process, including systems of internal controls. The independent registered public accounting firm audits the annual financial statements prepared by management, expresses an opinion as to whether those financial statements fairly present the financial position, results of operations and cash flows of Advanced Energy in conformity with accounting principles generally accepted in the United States and discusses with the Audit and Finance Committee any issues they believe should be raised.

Report of the Audit and Finance Committee

The Audit and Finance Committee has reviewed Advanced Energy’s audited financial statements, and met together and separately with both management and Grant Thornton LLP, the Company’s current independent registered public accounting firm, to discuss Advanced Energy’s quarterly and annual financial statements and reports prior to issuance. In addition, the Audit and Finance Committee has discussed with the independent registered public accounting firm the matters outlined in Statement on Auditing Standards No. 61, as amended (Communication with Audit Committees), to the extent applicable and received the written disclosures and the letter from the independent registered public accounting firm required by Independence Standards Board Standard

No. 1 (Independence Discussions with Audit Committees). Further, the Audit and Finance Committee received the written disclosures and the letter from the independent accountants required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit and Finance Committee concerning independence, and discussed with the independent registered public accounting firm the independent accountant’s independence.

Based on its review and discussion of the foregoing matters and information, the Audit and Finance Committee recommended to the Board of Directors that the audited financial statements be included in Advanced Energy’s 2014 Annual Report on Form 10-K. The Audit and Finance Committee has recommended the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for 2015, subject to stockholder approval.

The Audit and Finance Committee

Frederick A. Ball, Chairman
Grant H. Beard
Ronald C. Foster
Edward C. Grady
Thomas M. Rohrs

Nominating and Governance Committee

Composition and Meetings

The Nominating and Governance Committee consists of Messrs. Beck (Chair), Beard, Grady and Hudgens. Each of the members of the Nominating and Governance Committee was and is an “independent director” within the meaning of the Nasdaq Stock Market Rules. The Nominating and Governance Committee met six times in 2014.

Nominating and Governance Committee Charter and Responsibilities

The Nominating and Governance Committee is governed by a written charter and Board Governance Guidelines available on our website at: www.advanced-energy.com/en/nominating_governance_charter.html.

The Nominating and Governance Committee is responsible for:

•	ensuring that a majority of the directors will be independent;

•	establishing qualifications and standards to serve as a director;

•	identifying and recommending individuals qualified to become directors;

•	considering any candidates recommended by stockholders;

•	determining the appropriate size and composition of the Board;

•	ensuring that the independent directors meet in executive session quarterly;

•
reviewing other directorships, positions, and business and personal relationships of directors and candidates for conflicts of interest, effect on independence, ability to commit sufficient time and attention to the Board or other suitability criteria;

•
sponsoring and overseeing performance evaluations for the Board as a whole, conducting director peer evaluations, coordinating evaluations of the other committees with the other committees chairpersons;

•	developing and reviewing periodically, at least annually, the corporate governance policies and guidelines of Advanced Energy, and recommending any changes to the Board;

•	considering any other corporate governance issues that arise from time to time and referring them to the Board;

•	if the Board requests, developing appropriate recommendations to the Board; and

•	overseeing the Company’s insider trading policies and procedures.

Director Nominations

The Nominating and Governance Committee evaluates and interviews potential director candidates. All members of the Board may interview the final candidates. The Nominating and Governance Committee of the Board considers candidates for director nominees proposed by directors and stockholders, as described in more detail below. This committee may retain recruiting professionals to assist in identifying and evaluating candidates for director nominees, and Spencer Stuart was retained in 2013 and continued to provide services through 2014. The Nominating and Governance Committee has no stated specific or minimum qualifications that must be met by a Board candidate. However, as set forth in the Company’s Board Governance Guidelines, the Nominating and Governance Committee strives for a mix of skills and diverse perspectives (functional, cultural and geographic) that is effective for the Board. In selecting nominees, the Nominating and Governance Committee assesses the independence, character and acumen of candidates. The Nominating and Governance Committee also endeavors to establish a number of areas of collective core competency of the Board. Therefore, the Nominating and Governance Committee assesses whether a candidate possesses skills including business judgment, leadership, strategic vision and knowledge of management, accounting, finance, industry, technology, manufacturing, international markets and marketing. Additional criteria include a candidate’s personal and professional ethics, integrity and values, as well as his or her willingness to devote sufficient time to prepare for and attend meetings and participate effectively on the Board.

The Board Governance Guidelines provide that the Nominating and Governance Committee is responsible for reviewing with the Board from time to time the appropriate skills and characteristics required of Board members in the context of the current make-up of the Board. Although the Company does not have a formal diversity policy as part of the director selection process, the Board values a diverse set of viewpoints and experiences. In assessing the diversity of the Board, the Nominating and Governance Committee assesses such factors as age, understanding of and experience in manufacturing, technology expertise, finance and marketing acumen and exposure and experience in international markets. These factors, which are among the factors the Board and the Nominating and Governance Committee considers useful to a well-functioning board, are reviewed in the context of assessing the perceived needs of the Board at any particular point in time.

The Nominating and Governance Committee will consider any and all director candidate recommendations by our stockholders that are submitted in accordance with the procedures set forth in the Company’s Amended and Restated By-laws. The Nominating and Governance Committee will apply the same processes and criteria in evaluating director candidates recommended by stockholders as it applies in evaluating director candidates recommended by directors, members of management or any other person. If you are a stockholder and wish to recommend a candidate for nomination to the Board of Directors, you should submit your recommendation in writing to the Nominating and Governance Committee, in care of the Corporate Secretary of Advanced Energy at 1625 Sharp Point Drive, Fort Collins, Colorado 80525. Your recommendation must include all of the information set forth in Article III, Section 6(a) of the Amended and Restated By-laws of Advanced Energy, including but not limited to, your name and address, the number of shares of Advanced Energy common stock that you own, the name of the person you recommend for nomination, the reasons for your recommendation, a summary of the person’s business history and other qualifications as a director of Advanced Energy and whether such person has agreed to serve, if elected, as a director of Advanced Energy. Please also see the information under “Proposals of Stockholders” on page 39 of this proxy statement.

Compensation Committee

Composition and Meetings

The Compensation Committee consists of Messrs. Hudgens (Chair), Ball, Foster, and Rohrs. Each of the members of the Compensation Committee is (1) a “non-employee director” within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended, (2) an “outside director” within the meaning of Section 162(m) under the Internal Revenue Code, as amended, and (3) an “independent director” within the meaning of the Nasdaq Stock Market Rules. The Compensation Committee met eleven times in 2014.

Committee Charter and Responsibilities

The Compensation Committee is governed by a written charter, which is available on our website at www.advanced-energy.com/en/Compensation_Charter.html. The Compensation Committee is responsible for recommending salaries, incentives and other compensation for directors and officers of Advanced Energy, administering Advanced Energy’s incentive compensation and benefit plans and recommending to the Board of Directors policies relating to such compensation and benefit plans. The Compensation Committee has also, from time to time, retained an independent compensation consultant to assist and advise the Compensation Committee in fulfilling these responsibilities.

Board Governance Structure

The Board Governance Guidelines set forth the Board’s policy that the positions of Chairman of the Board and Chief Executive Officer should be held by separate persons as an aid in the Board’s oversight of management. The Company believes this board leadership structure is most appropriate for the Company because it provides the Board with increased independence. Additionally, we separate the roles of Chairman of the Board and Chief Executive Officer in recognition of the differences between the two roles as they are presently defined. The principal responsibility of the Chief Executive Officer is to manage the business of the Company. The principal responsibilities of the Chairman of the Board are to manage the operations of the Board of Directors and its committees and provide oversight and counsel to the Chief Executive Officer on behalf of the Board.

Senior management manages material risks and reviews such risks with the Chief Executive Officer, and if warranted, the Board. As part of its general oversight role, the Board reviews business reports from management that routinely outlines operational risks that may exist from time to time. In addition, for risks related more specifically to the financial operations of the Company, such as credit risk and liquidity risk, the Audit and Finance Committee examines reports from management and reviews such risks in light of the Company’s business operations.

PROPOSAL NO. 2
RATIFICATION OF THE APPOINTMENT OF GRANT THORNTON LLP AS ADVANCED ENERGY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2015

On February 4, 2015, the Audit and Finance Committee approved the continued appointment of Grant Thornton LLP for 2015 as the Company’s independent registered public accounting firm. If the stockholders fail to ratify the appointment of Grant Thornton LLP, the Audit and Finance Committee expects to reconsider its selection. Even if the selection is ratified, the Audit and Finance Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit and Finance Committee feels that such a change would be in the best interests of Advanced Energy and our stockholders.

A representative of Grant Thornton LLP is expected to be present at the meeting and will have an opportunity to make a statement if he or she so desires. Moreover, the representative is expected to be available to respond to appropriate questions from the stockholders.

Audit Fees

The following table presents fees billed to Advanced Energy for professional services rendered by Grant Thornton, LLP for engagements for 2013 and 2014. We did not pay any fees to Grant Thornton, LLP for tax compliance, tax advice or tax planning during 2013 or 2014. All of the fees in the following table were approved by the Audit Committee in conformity with its pre-approval process. Pre-approval generally is provided for up to one year, and any pre-approval is detailed as to the particular service or category of services and generally is subject to a specific budget. The independent registered public accounting firm and Advanced Energy’s management are required to periodically report to the Audit and Finance Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, including the fees for the services performed to date. In addition, the Audit and Finance Committee also may pre-approve particular services on a case-by-case basis, as required.

Fee Category	2014	2013*
	(In thousands)
Audit Fees (1)	$1,713	$1,547
Audit Related Fees (2)	—	—
Other Fees (3)	106	40
Total Fees	$1,819	$1,587

* Audit fees billed in 2013 was updated from the prior year to include $0.2 million of billings received after the filing date for our 2014 Proxy.

(1)
Audit Fees consisted of fees for (a) professional services rendered for the annual audit of Advanced Energy’s consolidated financial statements and internal controls over financial reporting, (b) review of the interim consolidated financial statements included in quarterly reports, and (c) services that are typically provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements.

(2)
Audit-Related Fees consisted of fees for assurance and related services that were reasonably related to the performance of the audit or review of Advanced Energy’s consolidated financial statements and are not reported under “Audit Fees.”

(3)	Other Fees consisted of fees for due diligence procedures.

Required Vote

Ratification of the appointment of Grant Thornton LLP as the independent registered public accounting firm for Advanced Energy for 2015 requires the affirmative (FOR) vote of a majority of the shares of common stock cast on the matter. For purposes of determining the number of votes cast on the matter, only those cast “For” or “Against” are included. Abstentions and broker non-votes are not included.

The Board of Directors recommends a vote “FOR” the ratification of the appointment of Grant Thornton LLP as Advanced Energy’s independent registered public accounting firm.

PROPOSAL NO. 3

ADVISORY APPROVAL ON THE COMPANY’S EXECUTIVE COMPENSATION

We are providing our stockholders an opportunity to indicate whether they approve of our named executive officer compensation as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables and narrative discussion in this proxy statement. The proposal is required pursuant to Section 14A of the Securities Exchange Act of 1934, as amended. Although this vote is advisory and is not binding on the Company, the Compensation Committee of the Board will take into account the outcome of the vote when considering future executive compensation decisions. Accordingly, stockholders are being asked to vote “FOR” the following resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

This advisory vote, commonly referred to as “say on pay,” is not intended to address any specific item of compensation, but instead relates to the Compensation Discussion and Analysis, the tabular disclosures regarding named executive officer compensation, and the narrative disclosure accompanying the tabular presentation. These disclosures allow you to view the trends in our executive compensation program and the application of our compensation philosophies for the years presented. At the 2014 annual meeting of stockholders approximately 99% of the votes cast approved our say on pay vote. After this annual meeting we expect that the next stockholder advisory vote on the Company’s executive compensation will occur at the 2016 annual meeting of stockholders.

Advanced Energy’s compensation program is designed and administered by the Compensation Committee, which is composed entirely of independent directors within the meaning of the Nasdaq Stock Market Rules. We carefully consider many different factors, as described in the Compensation Discussion and Analysis, in order to provide appropriate compensation for our executives. Our executive compensation program is intended to attract, motivate and reward the executive talent required to achieve our corporate objectives and increase stockholder value. The Compensation Committee has designed our compensation program to be competitive with the compensation offered by those peers with whom we compete for executive talent. Targets for base salaries, annual cash incentive and long-term incentive awards for executives factor in competitive data. A large proportion of our executive officers’ total potential compensation is performance-based in order to align their interests with those of our stockholders and place more of their compensation at risk and emphasize a long-term strategic view. The Compensation Committee deliberately designs compensation objectives in order to allocate a significant percentage of each of our named executive officers’ compensation to performance-based measures. As discussed in the Compensation Discussion and Analysis beginning on page 23 of this proxy statement, we believe that our executive compensation program properly links executive compensation to Company performance and aligns the interests of our executive officers with those of our stockholders. For example:

•
We strive to structure our executive compensation programs within a framework that measures performance using a variety of financial and non-financial metrics. We do this to promote and reward actions that strengthen the company’s long-term health while promoting strong annual results.

•
We make annual compensation decisions based on an assessment of each executive’s performance against goals that promote the company’s success by focusing on our shareholders, customers and employees. We focus not only on results but on how results were achieved.

•
We strive to structure our executive compensation programs to be consistent with and support sound risk management. We have reviewed the design and controls in our incentive compensation program to assess the effectiveness of the program and our compensation practices in controlling excessive risk.

Required Vote

The votes on Proposal No. 3 are advisory in nature and, therefore, are not binding on Advanced Energy. However, the Board and Compensation Committee will review the results of the vote in making future compensation decisions. For purposes of determining the number of votes cast on the matter, only those cast “For” or “Against” are included. Abstentions and broker non-votes are not included.

Unless otherwise indicated, properly executed proxies will be voted in favor of Proposal No. 3 to approve the compensation of Advanced Energy’s named executive officers as disclosed in the Compensation Discussion and Analysis, the compensation tables, and the related disclosure contained in this proxy statement set forth under the caption “Executive Compensation” of this proxy statement.

The Board of Directors recommends a vote “FOR” the Approval of the compensation of Advanced Energy’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables and narrative discussion.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

As of Monday, February 2, 2015, there were 40,687,882 shares of the Company’s common stock outstanding. The following table sets forth the beneficial ownership of Advanced Energy common stock as of February 2, 2015 (unless otherwise noted) by:

•	each person known to us to beneficially own more than five percent (5%) of the outstanding common stock;

•	each director and nominee for director;

•	each current named executive officer; and

•	the current directors and executive officers as a group.

Unless otherwise indicated, the address of each individual named below is c/o Advanced Energy Industries, Inc., 1625 Sharp Point Drive, Fort Collins, Colorado 80525.

Name of Stockholder	Shares of Common Stock Beneficially Owned		Percent Owned
BlackRock, Inc.	3,436,407	(1)	8.4%
T. Rowe Price Associates, Inc.	3,253,310	(2)	8.0%
Ameriprise Financial, Inc.	2,755,295	(3)	6.8%
Royce & Associates, LLC	2,738,002	(4)	6.7%
The Vanguard Group	2,545,844	(5)	6.3%
Invesco Ltd.	2,417,892	(6)	5.9%
Yuval Wasserman, President and Chief Executive Officer	121,203	(7)(8)	*
Danny C. Herron, Executive Vice President and Chief Financial Officer **	11,229	(7)(8)(10)	*
Thomas O. McGimpsey, Executive Vice President, General Counsel and Corporate Secretary	92,407	(7)(8)(10)	*
Terry F. Hudgens, Chairman of the Board of Directors	29,000	(9)	*
Frederick A. Ball, Director	27,000	(9)	*
Grant H. Beard, Director	10,000	(9)	*
Richard P. Beck, Director	28,732	(9)	*
Ronald C. Foster, Director	—	(9)	*
Edward C. Grady, Director	10,800	(9)	*
Thomas M. Rohrs, Director	10,750	(9)	*
Garry W. Rogerson, Former Chief Executive Officer	4,150		*
Gordon Tredger, Former President, Solar Energy Business Unit	—		*

All executive officers and directors, as a group (12 persons)	345,271		*

**    Mr. Herron is expected to transition out of the role as our Chief Financial Officer in March 2015. However he served as our Chief Financial Officer for the year ended December 31, 2014 and as of the date of this proxy statement, and therefore for the purposes of Item 402 of Regulation S-K he is a named executive officer as of the date of this proxy statement.

(1)
Information as to the amount and nature of beneficial ownership was obtained from the Schedule 13G filed with the SEC on January 12, 2015 by BlackRock, Inc., amending the Schedule 13G previously filed by Barclays Global Investors, N.A., reports dispositive power over 3,436,407 shares, or 8.4%. The address for BlackRock, Inc. is 55 East 52nd Street, New York, New York 10022.

(2)
Information as to the amount and nature of beneficial ownership was obtained from the Schedule 13G filed with the SEC on February 13, 2015 by T. Rowe Price Associates, Inc. (“Price Associates”) reports dispositive power over 3,253,310 shares, or 8.0%. The address for T. Rowe Price Associates, Inc. is 100 E. Pratt Street, Baltimore, Maryland 21202. These securities are owned by various individual and institutional investors which Price Associates serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

(3)
Information as to the amount and nature of beneficial ownership was obtained from the Schedule 13G filed with the SEC on February 17, 2015 by Ameriprise Financial, Inc. reports dispositive power over 2,755,295 shares, or 6.8%. The address for Ameriprise Financial, Inc. is 145 Ameriprise Financial Center Minneapolis, MN 55474. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Amerprise Financial, Inc. is deemed to be a beneficial owner of such securities; however, Ameriprise Financial, Inc. expressly disclaims beneficial ownership of any shares reported.

(4)
Information as to the amount and nature of beneficial ownership was obtained from the Schedule 13G filed with the SEC on January 5, 2015 by Royce & Associates, LLC reports dispositive power over 2,738,002 shares, or 6.7%. The address for Royce & Associates, LLC is 745 Fifth Avenue, New York, New York 10151.

(5)
Information as to the amount and nature of beneficial ownership was obtained from the Schedule 13G filed with the SEC on February 10, 2015 by The Vanguard Group., reports sole dispositive power over 2,545,844 shares, or 6.3%. The address for The Vanguard Group is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

(6)
Information as to the amount and nature of beneficial ownership was obtained from the Schedule 13G filed with the SEC on February 10, 2015 by Invesco Ltd, reports dispositive power over 2,417,892 shares, or 5.9%. The address for Invesco Ltd. is 1555 Peachtree Street NE, Atlanta GA 30309 .

(7)	Includes beneficial ownership of the following numbers of shares that may be acquired within 60 days of February 2, 2015 pursuant to stock options granted or assumed by Advanced Energy:
	Yuval Wasserman	101,049
	Danny C. Herron	6,563
	Thomas O. McGimpsey	77,125

(8)
Includes beneficial ownership of the following numbers of shares that will be acquired within 60 days of February 2, 2015 pursuant to stock awards (also called “restricted stock units”) granted or assumed by Advanced Energy:

	Yuval Wasserman	563
	Danny C. Herron	938
	Thomas O. McGimpsey	250

(9)	The shares reported in the table do not include awards that will be granted to each non-employee director if such person is reelected to the Board of Directors at the annual meeting.

(10)	Includes beneficial ownership of the following numbers of shares purchased and owned in Advanced Energy's Employee Stock Purchase Plan ("ESPP Plan"):
	Danny C. Herron	445
	Thomas O. McGimpsey	663

*	Less than 1%

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Summary and Overview of 2014 Compensation

Our Company’s long-term success depends on our ability to fulfill the expectations of our customers in a competitive environment and deliver value to stockholders. To achieve these goals, it is critical that we are able to attract, motivate, and retain highly talented individuals at all levels of the organization who are committed to the Company’s values and objectives. Accordingly, the Company strives to provide compensation that is (a) linked to shareholder value creation, (b) reflective of the overall performance of the Company, and (c) considerate of the competitive market levels of compensation needed to recruit, retain and motivate top executive talent, while remaining consistent with the other objectives.

In December 2011, and as part of the Company’s focus on delivering improved shareholder value, the Compensation Committee redesigned its executive compensation plans to more closely align executive compensation with shareholders’ interests and reinforce a “Pay for Performance Culture.” The new compensation plans are integrated into the Company’s 2012-2014 strategic plan and provide incentives designed to align the executive officers’ performance with the interests of the Company’s shareholders and also encourage retention.

Our compensation decisions in 2014 were designed to meet these goals. As set forth in more detail below, our Compensation Committee reinforced our philosophy of “pay for performance” by awarding cash bonuses under our 2014 Short Term Incentive Plan (“STI Plan”) and awarding long term equity incentives under our 2012-2014 Long Term Incentive Plan (“LTI Plan”) to our named executive officers only when applicable pre-established financial performance metrics (some of which are non-GAAP measures) for the business units or the Company, as the case may be, were met.

Compensation Philosophy and Objectives

The Company’s executive compensation program is based on the same objectives that guide the Company in establishing all of its compensation programs:

•	Compensation fosters the long-term focus required for the Company’s success by aligning executive officer’s interests with those of shareholders.

•
Compensation reflects the level of job responsibility and Company performance. As employees progress to higher levels in the organization, an increasing proportion of their pay is linked to Company performance because those employees are more able to affect the Company’s results.

•
Compensation reflects the value of the job in the marketplace. To attract and retain a highly skilled work force, we must remain competitive with the pay of other premier employers who compete with us for talent.

Overview of Executive Compensation Program

The Compensation Committee

The Compensation Committee has responsibility for establishing, implementing and monitoring adherence with the Company’s compensation philosophy. Accordingly, the Compensation Committee strives to develop and maintain competitive, progressive programs that reward executives for continuous improvement in key financial metrics that drive company performance and stockholder value. The Compensation Committee also recognizes the need for compensation programs to attract, retain and motivate high-caliber employees, foster teamwork, and maximize the long-term success of Advanced Energy by appropriately rewarding our executives for their achievements. The Compensation Committee evaluates risk and rewards associated with the Company’s overall compensation philosophy and structure. Pursuant to the Compensation Committee Charter, the Compensation Committee may form and delegate authority to subcommittees when appropriate.

The Compensation Committee has the authority to engage independent advisors to assist in making determinations with respect to the compensation of executives and other employees. In 2014, the Compensation Committee engaged Radford, an Aon Hewitt company, to conduct a competitive review of executive compensation, analyzing the primary elements of compensation for the officers of the Company and our annual and long term incentive programs. Information regarding the competitive review is provided below under the heading “Benchmarking Against Peer Companies.” Radford has not provided any other services to the Company or the Compensation Committee and has not received compensation other than with respect to the services provided to the Compensation Committee.

Role of Executive Officers in Compensation Decisions

The Compensation Committee meets with the Company’s Chief Executive Officer and other senior executives in order to obtain recommendations with respect to the Company’s compensation programs and practices for executives and other employees. Management discusses with the Compensation Committee the practices that have been put in place to identify and mitigate, as necessary, potential risks. The Chief Executive Officer annually reviews the performance of each executive officer, other than himself. The Chief Executive Officer’s performance is reviewed by the Compensation Committee which makes recommendations to the full Board.

With support from market compensation data, performance reviews and other information, management makes recommendations to the Compensation Committee on the base salaries, bonus targets and equity compensation for the executive officers and other executives other than the Chief Executive Officer. The Compensation Committee takes management’s recommendations into consideration, but is not bound by management’s recommendations with respect to executive compensation. The compensation for the Chief Executive Officer is recommended by the Compensation Committee to the Board for its review and ratification. While management attends certain meetings of the Compensation Committee, the Compensation Committee also holds executive sessions not attended by any members of management or by non-independent directors.

Benchmarking Against Peer Companies

One factor that the Compensation Committee considers when making compensation decisions is the compensation paid to executives of a peer group of companies. The Compensation Committee also considers, and generally relies more heavily upon, other factors discussed below under the heading “Components of Executive Compensation.” Because the comparative compensation information is just one of several factors used to determine executive compensation, and such information is not collected every year, the Compensation Committee has broad discretion as to the extent to which it uses such information.

The list of peer companies utilized for the comparative review was revised in 2014 so as to more closely represent direct competitors of Advanced Energy, companies in the semiconductor and electronic equipment industries, and companies with which Advanced Energy competes for executive talent. The peer companies consist of the following 15 publicly traded companies from the semiconductor, electronic equipment and solar industries of roughly similar size to Advanced Energy:

Brooks Automation, Inc.	Entegris, Inc.	OSI Systems
Cabot Microelectronics	FEI Company	Photronics, Inc.
Checkpoint Systems	Kulicke & Soffa Industries, Inc.	Rofin-Sinar Technologies
Coherent, Inc.	MKS Instruments, Inc.	Ultra Clean Holdings
EnerNOC, Inc.	Newport	Veeco Instruments, Inc.

The Radford analysis indicated that, on average, Advanced Energy’s executive officers are compensated in the 50th percentile among the peer group. The Compensation Committee continues to retain broad discretion as to the extent to which it uses such information. In 2014, the Compensation Committee determined it to be in the best interests of the Company to offer compensation in the 50th percentile in order to recruit top tier executive talent. In 2014, the Compensation Committee also considered the scope of an executive’s duties as compared to benchmark positions and the executive’s performance in prior periods in setting compensation above or below the 50th percentile for individual executives.

Components of Executive Compensation

For 2014, the principal components of compensation for named executive officers were: (1) Base Salary, (2) Annual Performance-Based Incentive Compensation under the STI Plan, (3) Long-Term Performance-Based Equity Incentive Compensation under the LTI Plan, (4) Personal Benefits, and (5) Other Compensation. Under the LTI Plan, the Compensation Committee has the discretion to authorize a cash settlement of awards of Performance Share Units (PSUs). In determining the amount and relative allocation among each component of compensation for each named executive officer, the Compensation Committee considered, among other factors, the Company’s and each executive officer’s performance during the year, historical rates of executive compensation, data obtained from management’s recruitment activities, the comparative review and analysis provided by Radford and alignment with the Company’s overall compensation philosophy.

Base Salary

Base salaries are set at levels that the Compensation Committee deems to be sufficient to attract and retain highly talented executive officers capable of fulfilling the Company’s key objectives. Base salaries are also set with the goal of rewarding executive officers on a day-to-day basis for their time and services while encouraging them to strive for performance-based and long-term incentives. For 2014, the Compensation Committee set the base salaries as follows:

Name	Position	Base Salary (per annum)
Yuval Wasserman	President and Chief Executive Officer(1)	$600,000
Danny C. Herron	Executive Vice President and Chief Financial Officer(2)	$308,000
Thomas O. McGimpsey	Executive Vice President, General Counsel and Corporate Secretary	$283,500	(3)
Garry W. Rogerson	Former Chief Executive Officer(4)	$600,000
Gordon Tredger	Former President, Solar Energy Business Unit(5)	$300,000
(*) In mid-2014, the Company was reorganized for operating purposes along functional lines and business unit presidents were eliminated. Nonetheless, for compensation purposes, compensation through 2014 followed the financial metrics for reporting segments.

(1)
Effective October 1, 2014 Mr. Wasserman was appointed as the Company’s Chief Executive Officer and President. Mr. Wasserman was previously the President of the Precision Power (formerly Thin Films) business unit.

(2)
Mr. Herron served as the Company’s Executive Vice President and Chief Financial Officer throughout 2014. Mr. Herron is expected to transition out of the role as our Chief Financial Officer in March 2015.

(3)	Mr. McGimpsey's salary was increased on January 1, 2015 to $316,000.

(4)
Mr. Rogerson served as the Company’s Chief Executive Officer until September 30, 2014. Mr. Rogerson acted as a special adviser from October 1, 2014 until March 30, 2015 as more fully described in his Executive Transition and Separation Agreement dated May 31, 2014.

(5)
Mr. Tredger served as the Company’s President, Solar Energy Business Unit until May 5, 2014 and was provided a separation package as more fully described in his Executive Separation Agreement dated May 5, 2014.

Annual Performance-Based Incentive Compensation

The STI Plan was designed to encourage the Company’s named executive officers and other key members of management who are selected to participate in the STI Plan to exceed annual financial objectives reflected by achievement of weighted performance metrics of revenue, non-GAAP operating income (GAAP operating income excluding restructuring charges, hereinafter referred to as "non-GAAP operating income") and operational cash flow (cash flow excluding restructuring charges adjusted for changes in working capital) for the Precision Power business unit, Inverters business unit and/or the Company as a whole, as determined for each participant. Each performance metric is evaluated separately applying an achievement scale of 0% to 200%. Based upon actual results in each of the areas, the achievement scale for each performance metric is as follows:

	Weighted Payout Revenue*	Weighted Payout non-GAAP Operating Income*	Weighted Payout Operational Cash Flow
Stretch	200%	200%	200%
Target	100%	100%	100%
Threshold	50%	50%	50%
*Assumes achievement of the corporate non-GAAP operating income threshold as well as the non-GAAP operating income for the relevant business unit.

Achievement percentages between the threshold and target and between target and stretch levels are interpolated based on actual results in each category to determine the final achievement percentage for payout. If the performance thresholds for the participants are not met, but the Company or the business unit, as the case may be, meets a specified minimum threshold of operational cash flow for the fiscal year, the terms of the STI Plan provide for an award of up to 40% of the pre-established target bonus to each participant, based on the formula set forth in the STI Plan. If the Company exceeds the performance targets, a cash bonus greater than the target bonus amount may become payable to a participant, up to a maximum of 200% of the target bonus. Awards under the STI Plan are subject to other terms and conditions including funding of such plan. The target bonus for the Chief Executive Officer is 100% of his base salary and for the other named executive officers is 75% of their base salaries. Given Mr. Wasserman’s appointment to President and Chief Executive Officer on October 1, 2014, he participates in the STI from January 1 to September 30, 2014 at 75% and from October 1 to December 31, 2014 at 100%, both based on his new base salary of $600,000. Messrs. Rogerson, Tredger and Herron are not eligible for any STI Plan payout based on agreements reached with them in their respective executive transition and separation agreements entered into during 2014.

We believe the measures and structure provided under the STI Plan are closely aligned with our 2014 compensation philosophy of improving Company performance. We also believe the performance measures are designed to drive increases in shareholder value over time.

Corporate Performance Metrics

The 2014 revenue and non-GAAP operating income performance for corporate was $583.1 million and $42.8 million, respectively, and accordingly did not meet the threshold requirements of $608 million and $78.3 million, respectively. The 2014 operational cash flow performance of $87 million exceeded the stretch requirement of $75.6 million, and accordingly, the operational cash flow metric performance of 200% as applied to the 25% weighting of the operational cash flow metric resulted in a 50% payout under the STI Plan for Mr. Wasserman and Mr. McGimpsey. Consistent however with Mr. Wasserman’s offer letter dated September 28, 2014, only 25% of his STI opportunity is based on corporate performance metrics and 75% of his STI opportunity is based on the Precision Power Products business unit performance metrics.

Precision Power Products Performance Metrics

The 2014 revenue, non-GAAP operating income and operational cash flow performance for Precision Power Products business unit was $361.8 million, $95.2 million and $96.9 million, respectively, and accordingly the stretch requirements of $361.9 million, $80.2 million and $58.5 million, respectively, were met (rounded up for the revenue metric and exceeded for the other metrics). This resulted in a 200% payout under the STI Plan for Mr. Wasserman. As mentioned above, 75% of Mr. Wasserman’s STI opportunity is based on the Precision Power Products business unit performance metrics.

Inverters Performance Metrics

The 2014 revenue, non-GAAP operating income and operational cash flow performance for the Inverters business unit was $221.3 million, ($52.4) million and ($9.9) million, respectively, and accordingly did not meet the threshold requirements of $280 million, $18 million and $14 million, respectively. No STI payout for the Inverters business unit was made.

As a result of such performance, the Chief Executive Officer and named executive officers were awarded the following cash payouts under the STI Plan.

Name	Position	STI Plan Payout
Yuval Wasserman	President & Chief Executive Officer	$ 750,000(1)
Thomas O. McGimpsey	Executive Vice President, General Counsel and Corporate Secretary	106,313(2)

(1)
Calculated by adding STI payout as President of the Precision Power Products business unit (three quarters of the year with a 75% bonus opportunity on a $600,000 base salary with an attainment of 200%, amounting to $675,000) plus STI payout as President & CEO of the Company (one quarter of the year with a 100% bonus opportunity on a $600,000 base salary with an attainment of 50%, amounting to $75,000).

(2)	Calculated by multiplying a 75% bonus opportunity on a $283,500 base salary with an attainment of 50%, amounting to $106,313.

Long-Term Equity Incentive Compensation

The LTI Plan is a performance-based equity plan under the Company’s 2008 Omnibus Incentive Plan, as amended (the “2008 Plan”), with awards vesting based upon the return on net assets, excluding cash and restructuring charges ("RONA"), achieved by the Company during each performance period. For executive officers who participate in the LTI Plan, awards will vest each year as to equity with an approximate grant date value (used for internal compensation determination purposes) of $525,000, which is referred to in the plan as the “target amount,” if the Company achieves the target RONA determined under the applicable annual operating plan approved by the Board of Directors (“RONA target”). Such awards will consist of (1) performance units that the Compensation Committee can elect to settle in performance stock or cash (which cash would be equivalent to the market value of such performance stock at the time of vesting, or a combination thereof), representing 70% of the target amount, and (2) performance stock options representing 30% of the target amount.

The LTI Plan provides for minimum vesting of 50% of the target amount of each award, so long as the Company has positive non-GAAP operating income for the fiscal year. The awards will vest as to more than 50% of the target amount, based on a formula set forth in the plan, if and to the extent the Company exceeds a specified minimum return on net assets threshold (which is less than the RONA target), but in no event will the awards vest as to more than 200% of their target amounts. The performance units are evidenced by award letters given to the executive officers and other key members of management who are selected to participate in the LTI Plan. The award letters provide for the vesting of performance shares as set forth above, and settlement in cash, stock (or a combination thereof), as determined by the Compensation Committee, after the Company’s return on net assets has been calculated for such year. Awards under the LTI plan are subject to other terms and conditions outlined in the LTI Plan.

On January 3, 2012, grants were made under the LTI Plan for each yearly performance period (2012, 2013 and 2014). Mr. Wasserman and Mr. McGimpsey were granted 50,906 performance stock options and awarded 59,392 performance units for each performance period under the LTI Plan, which represent the maximum amount of such awards that may vest each year if the Company were to achieve the applicable annual stretch goal for RONA as calculated under the LTI Plan. Messrs. Rogerson, Tredger and Herron are not eligible for any LTI Plan payout based on agreements reached with them in their respective executive transition and separation agreements entered into in 2014.

The LTI Plan RONA achieved for 2014 was 29.6%, and accordingly, exceeded the threshold RONA of 26.3% but was less than the Target RONA of 40.4%. Based on a linear interpolation between the threshold and target percentages, Mr. Wasserman and Mr. McGimpsey earned 62% of the LTI Plan payout resulting in the award of performance shares and vesting of performance stock options as shown in the table below.

Name	Position	Award of Performance Shares	Vesting of Performance Options
Yuval Wasserman	President and Chief Executive Officer	18,412	15,781
Thomas O. McGimpsey	Executive Vice President, General Counsel and Corporate Secretary	18,412	15,781

On October 1, 2014, and as part of Mr. Wasserman’s offer letter dated September 28, 2014, the Company granted Mr. Wasserman an option to purchase 56,000 shares of the Company’s common stock, representing approximately $500,000 in grant date value, which will vest in 3 equal, annual installments over a 3 year period. In addition, the Company agreed that Mr. Wasserman would be eligible for a long term incentive opportunity with an anticipated grant date value of approximately $1.6 million for the 2015 performance period.

Stock Ownership Policy

In February 2014, our Board of Directors adopted a Stock Ownership Policy, effective for years beginning with 2014, which is applicable to the Chief Executive Officer, senior executives reporting to the Chief Executive Officer and non-employee members of the Board of Directors. The Stock Ownership Policy provides that (1) the Chief Executive Officer shall own an amount of stock of the Company with a value equal to at least five times his or her annual base salary (excluding any bonus, award or special compensation), (2) the senior executives reporting to the Chief Executive Officer shall own an amount of stock of the Company with a value equal to at least three times his or her annual base salary (excluding any bonus, award or special compensation), and (3) non-employee members of the Board of Directors shall own an amount of stock of the Company with a value equal to at least five times the annual retainer for Board service (exclusive of any compensation for Committee service, meeting fees, leadership roles and the like), based in each case, on the volume weighted average closing price of the Company’s stock for the two fiscal years as of December 31 of the applicable year and subject to the terms in the policy. The policy provides for a phase-in period over five years to achieve the respective ownership goal.

Personal Benefits

As U.S. employees, the executives were eligible to participate in health and welfare benefits, as offered to our U.S. workforce, designed to attract and retain a skilled workforce in a competitive marketplace. These benefits help ensure that the Company has a healthy and focused workforce through reliable and competitive health and other personal benefits. These benefits were considered in relation to the total compensation package, but did not materially impact decisions regarding other elements of executive officer compensation.

All U.S. employees of the Company, including the executive officers, are eligible to participate in the Company’s 401(k) savings plan and are eligible to receive matching contributions by the Company of fifty percent (50%) of the first six percent (6%) of compensation contributed to the plan by the employee.

All U.S. employees of the Company, excluding the executive officers, are eligible to participate in the Company’s Employee Stock Purchase Plan (“ESPP”), which allows for employees to purchase shares of the Company’s common stock with funds withheld directly from their pay. The ESPP also provides participants with a right to purchase a limited number of shares of common stock of the Company at a purchase price equal to the lesser of eighty five percent (85%) of the fair market value of the stock on either the opening or closing date of an offering period under the plan.

Other Compensation

The Company is party to a change in control (“CIC”) agreement with Mr. Wasserman and Mr. McGimpsey. The CIC agreements provide each of the executive officers with severance payments and certain benefits in the event of a termination without Cause (as defined in the CIC agreements) or other involuntary termination following an actual or during a pending change in control. The Company entered into the CIC agreements and established the payment amounts thereunder in order to keep management focused on the Company’s stated corporate objectives irrespective of whether the achievement of such objectives makes the Company attractive for acquisition, and to avoid the distraction and loss of key management that could occur in connection with a rumored or actual change in corporate control.

Under the CIC agreements, in the event of an executive’s termination without cause following an actual or during a pending change in control, the executive is entitled to receive: (a) all then accrued compensation and a pro-rata portion of executive’s target bonus for the year in which the termination is effected, (b) a lump sum payment equal to the executive’s then current annual base salary plus his or her target bonus for the year in which the termination is effected (or in the case of the Chief Executive Officer, two times such amount), (c) continuation of insurance and other benefits for 18 months following the date of termination, (d) an amount equal to the contributions that would have been made to the company’s retirement plans on behalf of executive, if the executive had continued to be employed for twelve (12) months following the date of termination, (e) reimbursement, up to $15,000, for outplacement services, and (f) full vesting and right to exercise all stock options and other equity awards then held by the executive so terminated. Other than accrued compensation, an executive is not entitled to receive any compensation, benefits or other payments under the CIC agreements unless the executive provides the Company with a full release of claims. The terms of the CIC agreements were determined by the Compensation Committee based on consideration of marketplace benchmark data and the Company’s retention objectives.

Tax and Accounting Implications

Section 162(m) of the Internal Revenue Code of 1986 generally limits to $1 million the corporate deduction for compensation paid to certain executive officers, unless the compensation is “performance-based” (as defined in Section 162(m)). The Board of Directors and the Compensation Committee carefully consider the potential impact of the limitation on executive compensation and considers it to be in the best interests of Advanced Energy and the stockholders to seek to qualify as tax deductible virtually all executive compensation. The Board of Directors and the Compensation Committee also recognize the need to consider factors other than tax deductibility in making compensation decisions and thus reserve the flexibility to award compensation that is not necessarily performance-based. Other than for Mr. Wasserman and Mr. Rogerson, during 2014, none of the executive officers of the Company had non-performance-based compensation in excess of $1,000,000.

Response to the 2014 Advisory Vote on Executive Compensation

As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act and the SEC’s rulemakings thereunder, we offered our stockholders an advisory vote on executive compensation as set forth more fully in our 2014 proxy statement. As reported on the Current Report on Form 8-K filed with the SEC on May 8, 2014, over 34 million shares of our common stock voted in favor of the executive compensation paid to our named executive officers, representing approximately 99% of the votes cast. In light of this approval rate, our Compensation Committee believed that no significant changes to our compensation programs were required. We will continue to carefully consider our annual votes in making future compensation decisions. We value the feedback of all of our stockholders and encourage all of our stockholders to vote on Proposal No. 3 as contained in this proxy statement.

Hedging

The Company’s insider trading policy prohibits hedging transactions with respect to the Company’s common stock.

Compensation Committee Interlocks and Insider Participation

The current members of the Compensation Committee are Messrs. Hudgens (Chair), Ball, Foster, and Rohrs. There are no interlocking relationships as defined in the applicable SEC rules.

During 2014, no executive officer of Advanced Energy served as a member of the board of directors or compensation committee of another company that has any executive officers or directors serving on Advanced Energy’s Board of Directors or its Compensation Committee.

Compensation Committee Report

The information contained in this report shall not be deemed to be “soliciting material” or “filed” with the SEC or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that the Company specifically incorporates such information by reference in a document filed under the Securities Act or the Exchange Act.

The Compensation Committee of the Board has reviewed and discussed with management the Compensation Discussion and Analysis for fiscal year 2014. Based upon the review and discussions, the Compensation Committee recommended to the Board, and the Board has approved, that the Compensation Discussion and Analysis be included in the Company’s Proxy Statement for its 2015 Annual Meeting of Stockholders.

This report is submitted by the Compensation Committee.

Terry Hudgens, Chair
Fredrick A. Ball
Ronald C. Foster
Thomas M. Rohrs

Equity Compensation Plan Information

The Company currently maintains two equity compensation plans: the 2008 Omnibus Incentive Plan and the Employee Stock Purchase Plan (“ESPP”). Both plans were approved by the Company’s stockholders. The following table sets forth the number of shares of Common Stock subject to outstanding options and other rights, the weighted-average exercise price of outstanding options, and the number of shares remaining available for future award grants as of January 1, 2015 in each of the equity compensation plans.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted average exercise price of outstanding options, warrants and rights (b)		Number of securities remaining available for issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	1,401,332	(1)	$13.66	(2)	2,492,290
Equity compensation plans not approved by security holders	—		$—		—
Total	1,401,332		$13.66		2,492,290

(1)	Includes 1,021,947 shares subject to stock options, 357,196 shares of restricted stock units, and 22,189 shares granted under our Employee Stock Purchase Plan

(2)	The weighted average exercise price calculation does not take into account any restricted stock units as they have a minimal purchase price.

Management

Executive officers of the Company are appointed by the Board, and serve for a term of one year and until their successors have been appointed and qualified or until their earlier resignation or removal by the Board. The following table sets forth names and ages of all executive officers of the Company and their respective positions with the Company as of the date of this proxy statement:

Name	Age	Position	Principal Occupation and Business Experience
Yuval Wasserman	60	President, Chief Executive Officer and Director	A summary of Mr. Wasserman’s business experience is included in the description of Proposal No. 1 on page 8
Danny C. Herron	60	Executive Vice President and Chief Financial Officer
Mr. Herron joined us in September 2010 as Executive Vice President and Chief Financial Officer. It is expected that Mr. Herron will cease serving as an executive officer and Company employee by no later than March 31, 2015. He was Chief Financial Officer of Sundrop Fuels, Inc., a solar gasification-based renewable fuels company, from October 2009 through August 2010. From May 2009 through October 2009, Mr. Herron was a consultant at Tatum LLC, a financial consulting business, providing interim chief financial officer and financial consulting services. Mr. Herron served VeraSun Energy Corporation, a corn based ethanol company, from 2006 through 2008 first as senior vice president and chief financial officer and later as President and Chief Financial Officer. From 2002 through 2006, Mr. Herron was Executive Vice President and Chief Financial Officer at Swift & Company, a beef and pork producer acquired from Conagra Foods, Inc. Prior to that, Mr. Herron served as Division Chief Financial Officer of Conagra Foods, Inc. Beef Division.

Name	Age	Position	Principal Occupation and Business Experience
Thomas O. McGimpsey	53	Executive Vice President, General Counsel and Corporate Secretary
Mr. McGimpsey joined us in April 2009 as Vice President and General Counsel and was promoted to Executive Vice President of Corporate Development and General Counsel in August 2011. From February 2008 to April 2009, Mr. McGimpsey held the position of Vice President of Operations at First Data Corporation. During 2007, Mr. McGimpsey was a consultant and legal advisor to various companies. From July 2000 to January 2007, Mr. McGimpsey held various positions with McDATA Corporation such as Executive Vice President of Business Development & Chief Legal Officer, Senior Vice President & General Counsel and Vice President of Corporate Development. From February 1998 to its sale in June 2000, Mr. McGimpsey held the position of Director and Senior Corporate Attorney at US WEST, Inc. From 1991 to 1998, Mr. McGimpsey was in private practice at national law firms. From 1984 to 1988, Mr. McGimpsey was a Senior Engineer for Software Technology, Inc. In August 2014 Mr. McGimpsey was appointed to the board of directors of CPP Wind, Inc., a private company with international operations that provides wind engineering and air quality consulting services. Mr. McGimpsey received his Masters of Business Administration from Colorado State University (with honors), his Juris Doctor degree from the University of Colorado and his Bachelor of Science degree in Computer Science (with a minor in electrical systems) from Embry-Riddle Aeronautical University.

Summary Compensation

The following table shows compensation information for fiscal 2012, 2013, and 2014 for the named executive officers.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($) (1)(2)(3)	Option Awards ($) (1)(2)	Non-Equity Incentive Plan Compensation ($) (4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings($)	All Other Compensation ($) (5)	Total ($)
Yuval Wasserman	2014	429,969	—	—	500,344	750,000	—	123,743	1,804,056
President and Chief Executive	2013	385,224	—	—	—	534,355	—	35,308	954,887
Officer (6)	2012	385,224	—	1,965,281	944,851	148,502	—	9,431	3,453,289

Danny C. Herron	2014	307,992	—	—	—	—	—	9,559	317,551
Executive Vice President and	2013	307,992	—	—	—	288,199	—	9,537	605,728
Chief Financial Officer	2012	307,992	—	1,965,281	944,851	224,070	—	9,387	3,451,581

Tom O. McGimpsey	2014	283,512	—	—	—	106,313	—	9,434	399,259
Executive Vice President,	2013	283,512	—	—	—	265,274	—	9,411	558,197
General Counsel and	2012	283,512	—	1,965,281	944,851	206,246	—	9,144	3,409,034
Corporate Secretary

Garry W. Rogerson	2014	641,500	—	999,432	419,997	450,000	—	609,603	3,120,532
Former Chief Executive	2013	600,000	—	1,645,112	454,737	748,569	—	9,281	3,457,699
Officer(7)	2012	600,000	—	—	—	582,000	—	9,281	1,191,281

Gordon Tredger	2014	115,962	—	—	—	—	—	245,547	361,509
Former President, Solar Energy	2013	300,000	—	—	—	56,143	—	9,364	365,507
Business Unit (8)	2012	259,992	—	1,965,281	944,851	193,449	—	3,565	3,367,138

(1)
The performance-based Stock Awards and Option Awards listed in the Summary Compensation Table for 2012 relate to a full three years of the LTI Plan at 200% of target. No other grants were anticipated, nor granted in 2013 and 2014 for these participants under such plan. The three years of Stock awards consist only of performance shares (also called “restricted stock units”) and such amount reflects the full grant date fair value in accordance with FASB ASC Topic 718. Likewise, the three years of Option Awards consist only of performance options and such amount also reflects the full grant date fair value in accordance with FASB ASC Topic 718. The assumptions used to calculate the value of Stock Awards and Option Awards are set forth under Note 14 of the Notes to Consolidated Financial Statements included in Advanced Energy’s Annual Report on Form 10-K for fiscal year 2014 filed with the SEC on February 26, 2015.

(2)
The performance-based Stock Awards and Option Awards listed in the Summary Compensation Table for 2013 and 2014 relate to one year of the LTI Plan at 200% of target. The Stock awards consist of performance shares (also called “restricted stock units”) and such amount reflects the full grant date fair value in accordance with FASB ASC Topic 718. Likewise, the Option Awards consist only of performance options and such amount also reflects the full grant date fair value in accordance with FASB ASC Topic 718. In addtion, the Option Awards consist of time-based options granted to Mr. Wasserman and reflect the full grant date fair value in accordance with FASB ASC Topic 718. The assumptions used to calculate the value of Stock Awards and Option Awards are set forth under Note 14 of the Notes to Consolidated Financial Statements included in Advanced Energy’s Annual Report on Form 10-K for fiscal year 2014 filed with the SEC on February 26, 2015.

(3)	Performance stock awards which vested for the 2013 performance period were paid in cash in 2014 as noted in Proxy statement for the year ended December 31, 2013.

(4)	For each named executive officer, the amount shown was paid in the subsequent fiscal year, respectively, pursuant to the STI plan.

(5)
All other compensation consists of 401(k) match, excess life insurance, and disability insurance payments made by the Company. For Mr. Wasserman, other compensation includes relocation expenses paid in 2013 and 2014. For Messrs. Rogerson and Tredger, other compensation includes severance payments in the amount of $600,000 for Mr. Rogerson and $241,207 for Mr. Tredger paid in 2014.

(6)	As of October 1, 2014, Mr. Wasserman was named Chief Executive Officer and President of the Company.

(7)	On September 30, 2014, Mr. Rogerson resigned from the position of Chief Executive Officer.

(8)	On May 5, 2014, Mr. Tredger resigned from the position of President, Solar Energy Business Unit

 Grants of Plan-Based Awards

The following table shows all plan-based awards granted to the named executive officers during 2014. The option awards and the unvested portion of the stock awards identified in the table below are also reported in the Outstanding Equity Awards at 2014 Year-End Table on the following page.

2014 Grants of Plan-Based Awards

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($) (3)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Yuval Wasserman	10/1/2014	—	487,500	975,000	—	—	—	—	56,600	18.77	500,344
Danny C. Herron(4)		—	231,000	462,000	—	—	—	—	—	—	—
Thomas O. McGimpsey		—	212,625	425,250	—	—	—	—	—	—	—
Garry W. Rogerson(4)	2/10/2014	—	600,000	1,200,000	17,340	34,680	69,360	26,071	—	26.85	1,419,429
Gordon Tredger(4)		—	225,000	450,000	—	—	—	—	—	—	—

(1)
Amounts shown are estimated payouts for 2014 under the Company’s incentive compensation plan. These amounts are based on the individual’s 2014 base salary and position. The maximum amount shown is 2.0 times the target bonus amount for each of the named executive officers. Actual bonuses received by these named executive officers for 2014 are reported in the Summary Compensation Table under the column entitled “Non-Equity Incentive Plan Compensation.” Target and maximum estimates were calculated using base salary as of December 31, 2014.

(2)	Reflects performance-based options and awards that vest upon the Company’s achievement of certain return on net assets targets.
(3)
The value of a stock award or option award is based on the fair value as of the grant date of such award determined pursuant to FASB ASC Topic 718. Stock awards consist of performance shares (also called “restricted stock units”) granted under our LTI plan, and time-based awards. The exercise price for all options granted to the named executive officers is 100% of the fair market value of the shares on the grant date. The option exercise price has not been deducted from the amounts indicated above. Regardless of the value placed on a stock option on the grant date, the actual value of the option will depend on the market value of the Company’s common stock at such date in the future when the option is exercised. The proceeds to be paid to the individual following this exercise do not include the option exercise price.

(4)
Participation in the Non-Equity Incentive Plan Awards noted was terminated upon completion of seperation agreements for Mr. Tredger on May 5, 2014, Mr. Rogerson on May 27, 2014, and Mr. Herron on November 17, 2014.

Outstanding Equity Awards

The following table shows all outstanding equity awards held by the named executive officers as of December 31, 2014. The following awards identified in the table below are also reported in the Grants of Plan-Based Awards Table on the previous page.

	Option Awards					Stock Awards
Name	Number of Exercisable Securities Underlying Unexercised Options (#)	Number of Unexercisable Securities Underlying Unexercised Options(#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)(1)	Option Exercise Price($)	Option Expiration Date (2)	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(1)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested($)
Yuval Wasserman(3)						2,252	$53,372.40	18,412	$436,364.40
	3,282	—		$12.77	10/27/2019
	3,938	—		$15.65	2/16/2020
	3,938	—		$16.25	4/20/2020
	3,938	—		$13.85	7/20/2020
	7,876	—		$14.50	10/26/2020
	3,938	3,938		$14.52	2/15/2021
	3,938	3,938		$14.21	4/28/2021
	3,938	3,938		$12.44	7/22/2021
	7,875	3,938		$9.51	10/26/2021
	38,669	—	15,781	$11.02	1/3/2022
		56,600		$18.77	10/1/2024

Danny C. Herron						3,283	$77,807.10
	—	6,563		$14.52	2/15/2021
	—	6,563		$14.21	4/28/2021
	—	6,563		$12.44	7/22/2021
	—	3,282		$9.51	10/26/2021

Thomas O. McGimpsey						1,000	$23,700.00	18,412	$436,364.40
	5,250	—		$12.77	10/27/2019
	2,625	—		$15.65	2/16/2020
	2,113	—		$16.25	4/20/2020
	5,250	—		$13.85	7/20/2020
	5,250	—		$14.50	10/26/2020
	4,687	1,563		$14.52	2/15/2021
	4,687	1,563		$14.21	4/28/2021
	4,687	1,563		$12.44	7/22/2021
	1,563	1,563		$9.51	10/26/2021
	23,669	—	15,781	$11.02	1/3/2022

(1)	Calculated based on the achieved performance for fiscal 2014.
(2)
All options expire 10 years following the date of issuance. Options issued from 1999 to 2004 vest 25% after one (1) year and six and one quarter percent (6.25%) per quarter over the following three (3) years. Options issued from 2005 to 2011 vest twenty five percent (25%) per year over four (4) years. Options issued in 2012 vest in three annual installments upon the Company’s achievement of target return on net assets in each annual period. Options issued in 2014 vest 33% per year over three (3) years.

(3)	Mr. Wasserman became the Company's Chief Executive Officer on October 1, 2014.

 Option Exercises and Stock Vested

The following table shows all stock options exercised and value realized upon exercise, as well as all stock awards vested and value realized upon vesting, by the named executive officers during 2014.

	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting		Value Realized on Vesting
Name	(#)	($)	(#)		($) (1)
Yuval Wasserman	—	$—	4,502	(2)	$97,753
Danny C. Herron	142,842	$1,417,947	3,752	(3)	$81,325
Thomas O. McGimpsey	53,393	$689,576	1,939	(4)	$43,233
Garry W. Rogerson	302,743	$3,459,063	33,571	(5)	$622,861
Gordon Tredger	60,813	$452,869	—		$—

(1)	The value realized equals the market value of the Company's common stock on the release date, multiplied by the number of shares that vested.
(2)	Of this amount, 2,349 shares were withheld by the Company to cover tax withholding obligations.
(3)	Of this amount, 1,744 shares were withheld by the Company to cover tax withholding obligations.
(4)	Of this amount, 899 shares were withheld by the Company to cover tax withholding obligations.
(5)	Of this amount, 17,539 shares were withheld by the Company to cover tax withholding obligations.

 Pension Benefits

Advanced Energy’s named executive officers neither received nor accrued any benefits in 2014 from the Company under defined pension or defined contribution plans other than the tax-qualified 401(k) Plan. Advanced Energy does not maintain any plan that provides for payments or other benefits at, following, or in connection with retirement other than the tax-qualified 401(k) Plan to our Executives.

Non-qualified Deferred Compensation

Advanced Energy does not maintain a non-qualified deferred compensation plan.

Potential Payments upon Termination or Change in Control

The following table describes the potential payments and benefits under the Company’s compensation and benefit plans and arrangements to which the named executive officers who, as of the date of this proxy statement are expected to continue their employment with the Company, would be entitled upon termination of employment.

Name	Benefits	Change in Control Termination w/o Cause or for Good Reason (1)(2)(11)		Voluntary Termination	Death	Long- Term Disability

Yuval Wasserman	Prorated target bonus	600,000	(3)		600,000 (9)	152,988 (10)
	Severance	1,200,000	(4)
	Target bonus	600,000	(6)
	Outplacement services	15,000	(7)
	Continuation of insurance	42,615	(8)

Thomas O. McGimpsey	Prorated target bonus	189,600	(3)		600,000 (9)	152,988 (10)
	Severance	316,000	(5)
	Target bonus	189,600	(6)
	Outplacement services	15,000	(7)
	Continuation of insurance	42,615	(8)

(1)
Pursuant to the Company’s Executive Change in Control Severance Agreement, “Cause” means any of the following: (i) the executive’s (A) conviction of a felony; (B) commission of any other material act or omission involving dishonesty or fraud with respect to the Company or any of its affiliates or any of the customers, vendors or suppliers of the Company or its affiliates; (C) misappropriation of material funds or assets of the Company for personal use; or (D) engagement in unlawful harassment or unlawful discrimination with respect to any employee of the Company or any of its subsidiaries; (ii) the executive’s continued substantial and repeated neglect of his duties, after written notice thereof from the Board of Directors, and such neglect has not been cured within 30 days after the executive receives notice thereof from the Board of Directors; (iii) the executive’s gross negligence or willful misconduct in the performance of his duties hereunder that is materially and demonstrably injurious to the Company; or (iv) the executive’s engaging in conduct constituting a breach of his written obligations to the Company in respect of confidentiality and/or the use or ownership of proprietary information.

(2)
Pursuant to the Company’s Executive Change in Control Severance Agreement, “Good Reason” means any of the following: (i) a material reduction in the executive’s duties, level of responsibility or authority, other than (A) a change in title only, or (B) isolated incidents that are promptly remedied by the Company; (ii) a reduction in the executive’s base salary, without (A) the executive’s express written consent or (B) an increase in the executive’s benefits, perquisites and/or guaranteed bonus, which increase(s) have a value reasonably equivalent to the reduction in base salary; (iii) a reduction in the executive’s target bonus, without (A) the executive’s express written consent or (B) a corresponding increase in the executive’s base salary; (iv) a material reduction in the Benefits, taken as a whole, without the executive’s express written consent; (v) the relocation of the executive’s principal place of business to a location more than thirty-five (35) miles from the executive’s principal place of business immediately prior to the change in control, without the executive’s express written consent; or (vi) the Company’s (or its successor’s) material breach of the Company’s Executive Change in Control Severance Agreement.

(3)	Assumes December 31, 2014 termination date. Executive to receive a pro rata portion of target bonus.

(4)	Executive to receive a lump sum payment equal to two (2) times his then current annual base salary.

(5)	Executive to receive a lump sum payment equal to one (1) time his then current annual base salary.

(6)	Executive to receive a lump sum payment equal to one (1) time his then current target bonus.

(7)	Executive may be reimbursed for up to $15,000 in outplacement services.

(8)
Executive to receive: (a) continuation of insurance and all other benefits for eighteen (18) months following the date of termination, and (b) an amount equal to the contributions that would have been made to the Company’s retirement plans on his behalf if he had continued to be employed for eighteen (18) months following the date of termination.

(9)	Executive to receive the proceeds of any life insurance policy carried by the Company with respect to the Executive.

(10)	Executive to receive annual annuity payments under any long-term disability insurance policy carried by the Company with respect to the Executive.

(11)
As described on page 29 of the proxy statement under the heading “Other Compensation” in the Executive Compensation section and as described in the footnotes above, under the Executive Change in Control Severance Agreement, in the event of an executive’s termination without “Cause” or for “Good Reason” following an actual or during a pending change in control, all stock options and other equity awards then held by the executive so terminated become fully vested and exercisable. For further information regarding the executives’ long-term equity incentive compensation and awards (including options and awards under the LTI Plan) please refer to the Executive Compensation section on pages 27-28 of the proxy statement. Such accelerated vesting of these options and awards could result in payouts to the executives in such circumstances.

*    On November 17, 2014, Danny C. Herron and the Company entered into an executive transition and separation agreement providing for the termination of Mr. Herron’s employment following a transition period. It is expected that Mr. Herron will transition out of the role as our Chief Financial Officer in March 2015.

Policies and Procedures with Respect to Related Party Transactions

The Board is committed to upholding the highest legal and ethical standards of conduct in fulfilling its responsibilities and recognizes that transactions with the Company involving related parties can present a heightened risk of potential or actual conflicts of interest. Accordingly, as a general matter, it is the policy of the Company to avoid related party transactions.

The Company’s policy in respect of related party transactions is evidenced in the charters and guidelines of the committees of the Board referenced in our proxy statement and Code of Ethical Conduct. The types of transactions covered by the policy are (1) those transactions as described under FASB ASC Topic 850 or required to be disclosed in the Company’s financial statements or periodic filings with the SEC, (2) any monetary engagement between a Board member and the Company or an officer and the Company and (3) business or personal relationships between Board members. As a general matter, it is the policy of the Company to avoid related party transactions. Any related party transaction that does arise must be reviewed and approved by both the Nominating and Governance and Audit and Finance Committees. All of the members of these committees are independent directors. Such committees, in determining whether to approve the transaction, review the facts and circumstances in respect of the transaction for conflicts of interest, any anticipated effect on a Board member’s independent decision-making or judgment in respect of matters affecting the Company, any anticipated effect on a Board member’s ability to commit sufficient time and attention to the Board and other standards deemed appropriate by the committee members in light of the particular transaction being reviewed.

In addition, the Audit and Finance Committee is responsible for reviewing and investigating any matters pertaining to the integrity of management, including conflicts of interests and adherence to the Company’s Code of Ethical Conduct. Under the Code of Ethical Conduct, directors, officers and all other members of the workforce are expected to avoid any relationships, influence or activity that would cause or even appear to cause a conflict of interest.

Certain Relationships and Related Transactions

Advanced Energy leases its executive offices and certain research and development facilities in Fort Collins, Colorado from Sharp Point Properties, LLC. On December 28, 2011, Advanced Energy and Sharp Point Properties entered into a Lease Termination Agreement with respect to its office and manufacturing facilities effective as of December 31, 2011. On December 28, 2011, Advanced Energy and Sharp Point Properties, LLC agreed to terminate the existing leases for its executive offices and research and development facilities and enter into new lease agreements for these facilities. The new leases have terms beginning January 1, 2012 and expiring December 31, 2021. The executive office lease provides for base rent of $34,493, triple net, plus annual increases of 3%, for the period from January 1, 2013 through December 31, 2021. The research and development facility lease provides for base rent starting at $85,843 per month, triple net, decreases in 2016 to $55,673 a month and thereafter is subject to annual increases of 3% for the period January 1, 2017 through December 31, 2021.

Aggregate payments under such leases for 2014 totaled approximately $1.9 million. Douglas S. Schatz, former Chairman of the Board of Advanced Energy, holds a 26.67% membership interest in each of these leasing entities. Mr. Schatz did not participate in the negotiations of these leases and amendments.

Members of our Board of Directors hold various executive positions and serve as directors at other companies, including companies that are our customers. During the year ended December 31, 2014 we had sales totaling approximately $0.3 million and less than $0.1 million in accounts receivable from such customers at December 31, 2014. No member of the Board of Directors had a direct or indirect material interest in the transactions.

All transactions with these companies have been made in the ordinary course of business on arms-length terms, and the members of our Board of Directors have not personally participated in these transactions on behalf of these companies or Advanced Energy.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires Advanced Energy’s executive officers and directors and persons who own more than ten percent (10%) of the outstanding common stock (“reporting persons”) to file with the Securities and Exchange Commission an initial report of ownership on Form 3 and changes in ownership on Forms 4 and 5. The reporting persons are also required to furnish Advanced Energy with copies of all forms they file, including any amendments thereto. Based solely on its review of the copies of forms received by it and written representations from the reporting persons, Advanced Energy believes that each of the reporting persons timely filed all reports required to be filed in 2014 or with respect to transactions in 2014.

CORPORATE GOVERNANCE MATTERS

Codes of Conduct and Ethics

Advanced Energy has adopted Codes of Ethical Conduct that apply to the Board of Directors and employees. These Codes of Ethical Conduct are available on our website at www.advancedenergy.com. Any waivers of, or amendments to, our Codes of Ethical Conduct will be posted on our website.

Communications with Directors

The Board of Directors has established a process to receive communications from stockholders and other interested parties. Stockholders and other interested parties may contact any member, or all members, of the Board of Directors electronically or by mail. Electronic communications should be addressed to boardmembers@aei.com. Mail may be sent to any director or the Board of Directors in care of Advanced Energy’s corporate office at 1625 Sharp Point Drive, Fort Collins, CO 80525. All such communications will be forwarded to the full Board of Directors or to any individual director to whom the communication is addressed unless the communication is clearly of a marketing or inappropriate nature. It is the Board of Director’s practice to encourage all Board members to attend the Company’s annual stockholder meeting, although no written policy has been adopted in that regard.

PROPOSALS OF STOCKHOLDERS

Stockholder Proposals for Inclusion in Next Year's Proxy Statement

To be considered for inclusion in next year's proxy statement, stockholder proposals submitted in accordance with SEC Rule 14a-8 must be received at our principal executive offices no later than the close of business on November 19, 2015. Proposals should be addressed to Thomas O. McGimpsey, Secretary, Advanced Energy Industries, Inc., 1625 Sharp Point Drive, Fort Collins, Colorado 80525.

Other Stockholder Proposals for Presentation at Next Year's Annual Meeting

Our By-laws require that any stockholder proposal that is not submitted for inclusion in next year's proxy statement under SEC Rule 14a-8, but is instead sought to be presented directly at the 2016 Annual Meeting, must be received at our principal executive offices not earlier than the 90th day and not later than the close of business on the 60th day prior to the first anniversary of the 2015 Annual Meeting date. As a result, proposals, including director nominations, submitted pursuant to our By-Laws must be received no earlier than February 8, 2016 and no later than the close of business on March 8, 2016; provided, however, that in the event that the 2016 Annual Meeting of Stockholders is called for a date that is not within 30 days before or after the date of the 2015 Annual Meeting of Stockholders, notice by stockholders in order to be timely must be delivered not earlier than the close of business on the 90th day prior to the date of the 2016 Annual Meeting of Stockholders and not later than the 60th day prior to the date of the 2016 Annual Meeting of Stockholders. In the alternative, if the first public announcement of the date of the 2016 Annual Meeting of Stockholders is less than 70 days prior to the date of such annual meeting, notice by stockholders must be delivered no later than the 10th day following the day on which public announcement of the date of such meeting is first made by the Company in order to be timely. Proposals should be addressed to Thomas O. McGimpsey, Secretary, Advanced Energy Industries, Inc., 1625 Sharp Point Drive, Fort Collins, Colorado 80525. In no event shall any adjournment or postponement of an annual meeting or the announcement thereof commence a new time period for the giving of a stockholder’s notice as described above. Stockholders are advised to review the By-laws, which contain additional requirements with respect to advance notice of stockholder proposals and director nominations.

FORM 10-K

A copy of Advanced Energy’s 2014 Annual Report on Form 10-K is included in the 2014 Annual Report to Stockholders accompanying this proxy statement. You can request an additional copy of the 2014 Annual Report on Form 10-K by mailing a request to the Secretary of Advanced Energy at 1625 Sharp Point Drive, Fort Collins, Colorado 80525.

REPRESENTATION AT THE ANNUAL MEETING

It is important that your stock be represented at the meeting, regardless of the number of shares that you hold. You are therefore urged to execute and return, at your earliest convenience, the accompanying proxy card in the envelope that has been enclosed or vote your shares by telephone or Internet as described on the proxy card. Instructions as to how to deliver your proxy are included in this proxy statement under the caption “Delivery and Revocability of Proxies” on page 4 and on the proxy card.

THE BOARD OF DIRECTORS
Dated: March 13, 2015
Fort Collins, Colorado

			Advanced Energy Industries, Inc.					Advanced Energy Industries, Inc.
ANNUAL MEETING OF ADVANCED ENERGY INDUSTRIES, INC.						Annual Meeting of Advanced Energy Industries, Inc.
Date:	May 7, 2015					to be held on, Thursday, May 7, 2015
Time:	9:00 a.m. (Mountain Daylight Time)					for Holders as of March 10, 2015
Place:	1625 Sharp Point Drive Fort Collins, Co 80525 See Voting Instruction on Reverse Side.					This proxy is being solicited on behalf of the Board of Directors
Please make your marks like this: x Use dark black pencil or pen only							VOTE BY:
Board of Directors Recommends a Vote FOR proposals 1, 2, and 3						INTERNET		TELEPHONE
1: Election of 7 Directors		For		Withhold	Directors Recommend	Go To		866-390-9955
					i	www.proxypush.com/aeis		● Use any touch-tone telephone.
01 Frederick A. Ball		☐		☐	For	● Cast your vote online.		● Have your Voting Instruction Form ready.
02 Grant H. Beard		☐		☐	For	● View Meeting Documents.		● Follow the simple recorded instructions.
03 Ronald C. Foster		☐		☐	For		OR
04 Edward C. Grady		☐		☐	For
05 Terry F. Hudgens		☐		☐	For		MAIL
06 Thomas M. Rohrs		☐		☐	For
07 Yuval Wasserman		☐		☐	For	OR	●Mark, sign, and date your Voting Instruction Form.
● Detach your Voting Instruction Form.
● Return your Voting Instruction Form in the postage-paid envelope provided.

		For	Against	Abstain	Directors Recommend
i
By signing the proxy, you revoke all prior proxies and appoint Yuval Wasserman and Thomas O. McGimpsey, and each of them acting in the absence of the other, with full power of substitution to vote your shares on matters shown on the Voting Instruction form and any other matters that may come before the Annual Meeting and all adjournments.

2: Ratification of the appointment of Grant Thornton LLP as Advanced Energy’s independent registered public accounting firm for 2015.		☐	☐	☐	For
All votes must be received by 5:00 P.M., Eastern Time, May 6, 2015.
3: Advisory approval on the Company’s executive compensation.		☐	☐	☐	For
PROXY TABULATOR FOR
4: Any other matters of business properly brought before the meeting.								ADVANCED ENERGY INDUSTRIES, INC.
P.O. BOX 8016
To attend the meeting and vote your shares in person, please mark this box.			☐					CARY, NC 27512-9903

Authorized Signatures - This section must be completed for your Instructions to be executed.

Please sign here			Please Date Above
EVENT #
Please sign here			Please Date Above
Please sign exactly as your name(s) appears on your stock certificate. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.
CLIENT #

Revocable Proxy - Advanced Energy Industries, Inc. Annual Meeting of Stockholders May 7, 2015, 9:00 AM (Mountain Daylight Time) This Proxy is Solicited on Behalf of the Board of Directors

The undersigned hereby constitutes and appoints Yuval Wasserman and Thomas O. McGimpsey, and each of them, his, her or its lawful agents and proxies with full power of substitution in each, to represent the undersigned, and to vote all of the shares of common stock of Advanced Energy Industries, Inc. which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of Advanced Energy Industries, Inc., 1625 Sharp Point Drive, Fort Collins, Co 80525 on Thursday, May 7, 2015 at 9:00 AM, local time, and at any adjournment or postponement thereof, on all matters coming before the meeting.

This proxy is revocable and will be voted as directed. However, if no instructions are specified, the proxy will be voted:
FOR the nominees for directors specified in Item 1 and FOR each of Items 2, and 3.
(CONTINUED AND TO BE SIGNED ON REVERSE SIDE)